Exhibit 10.1

NINOTSMINDA OIL COMPANY LTD

DRILLING CONTRACT
No. S-NOC-1001/05

BETWEEN

NINOTSMINDA OIL COMPANY LTD

AND

SAIPEM S.p.A

NINOTSMINDA OIL COMPANY LTD

THIS AGREEMENT (the “Contract”), dated effective the _____ day of January 2005 , is made between:

NINOTSMINDA OIL COMPANY (NOC) , a Company organised under the laws of Cyprus and having its registered office at 22 Stasicratous, Olga court , P.O. Box 48, Nycosia , Cyprus (herein after referred as the “Operator”)

SAIPEM S.p.A. a corporation organised under the laws of Italy ( herein after referred as the “Contractor”), located at Via Martiri di Cefalonia 67, 20097 San Donato Milanese, Milano Italy.

Contractor and Operator in this Contract may be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Operator desires to have wells drilled on land in the Operating Area, and to have performed or carried out all auxiliary operations and services as detailed in the Appendices to this Contract or as Operator may require; and
WHEREAS, Contractor is willing to furnish the drilling rig complete with camp, transport and other equipment and personnel for the purpose of drilling such wells and performing such auxiliary operations and services for Operator.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Contract, the Parties agree as follows:

1) INTERPRETATION

1.1) Definitions.

In this Contract, unless the context otherwise requires:

“Appendix” and collectively, “Appendices,” means Appendix A, B, C, D, E and F, attached to and made part of this Contract;

“Commencement Date” means the point in time that the Drilling Unit is rigged up, passed the acceptance test and is ready to spud in the first well in the Operating Area. Commencement Date shall take place in a window from the eighty (80) days to one hundred five (105) days from the issuance of the irrevocable letters of credit as detailed in Article 9.5.

“Contractor’s Items” means the equipment, materials and services which are listed in the Appendices that are to be provided by or at expense of Contractor;

“Contractor’s Personnel” means the personnel to be provided by Contractor from time to time to conduct operations under this Contract, as listed in the Appendices;

NINOTSMINDA OIL COMPANY LTD

“Drilling Unit” means the land drilling rig IDECO E. 2100 No. 5827 complete with all Contractor’s Items, spare parts and consumables necessary and advisable to complete the operations contemplated by this Contract, and as specified in Appendix A, attached to and made part of this Contract.

“Drilling Period” means the time between Commencement Date and Termination Date.

“Operating Area” means those areas of land in Georgia, Manavi field (as directed by Operator) where Operator may from time to time be entitled to conduct drilling operations;

“Operator’s Items” means the equipment, materials and services which are listed in the Appendices that are to be provided by or at expense of Operator;

“Termination Date” means the date when the Drilling Unit is released by the Operator, with the mast laid down, the mud tanks empty and available to the Contractor for preparing its move from the last drilling location.

“Wilful Misconduct” means a wanton deliberate or reckless disregard of good and prudent oil field practice as commonly used in the international petroleum industry by the Party concerned.

1.2) Currency.

In this Contract all amounts expressed in Dollars, are in United States of America (“USA”) Dollars.

2) TERM

2.1) Effective Date.

This Contract shall take effect when the Parties have both executed it.

2.2) Duration.

The Contract will commence on the date of its execution by both Parties and terminate on the Termination Date. The drilling services contemplated by this Contract will be required to perform operations on one (1) well “Firm Well” in accordance with the terms and conditions of this Contract, subject to any extension in accordance with Article 2.3.

2.3) Options.

NINOTSMINDA OIL COMPANY LTD

Operator shall have the right at its sole discretion to extend the scope of the Contract in a back to back sequence for up to two additional optional wells, to be located in Georgia, by delivery of written notice to Contractor as follows :

First optional well : Operator shall exercise the option to drill the first optional well, as soon as possible and in any case not later than 60 days after the well testing of Firm well has been completed. The time from the moment the services are completed on the Firm well ( i.e. mast laid down, mud tanks empty and drilling unit is available to the Contractor for preparing its move) until operation are resumed will be remunerated as per art. 8.11 and Appendix B ( extended stand-by rate without crew

Second optional well : Operator will confirm its intention to drill the second optional well not later than sixty (60) days after the spud date of the first optional well.

2.4) Early Termination.

Notwithstanding any other provisions in this Contract to the contrary, Operator may, at any time after the happening of any event set forth below, terminate this Contract forthwith without obligation to pay any additional charge, early termination fee, demobilization lump sum fees, or penalty (unless expressly provided otherwise in Articles 2.4 or 2.6) upon serving written notice of termination on Contractor:

A. if the Drilling Unit is not available in the Contract Area within the end of the commencement window (80 to 105 days from the issuance of the irrevocable letters of credit ) as defined in the article 1.1 of this Contract , unless such event is caused by Force Majeure; or

B. if the Drilling Unit becomes an actual, constructive, or total loss, termination being from the moment the loss occurs; or

C. should Contractor become insolvent or make an assignment for the benefit of creditors or be adjudicated bankrupt or admit in writing its inability to pay its debts generally as the same become due; or should any proceedings be instituted by Contractor under the laws of any country for relief of debtors or for the appointment of a receiver, trustee or liquidator of Contractor; or should a voluntary petition in bankruptcy or for a reorganisation or for an adjudication of Contractor as an insolvent or a bankrupt be filed; or should an attachment be levied upon the Contractor’s Items; or should any action be taken under the laws of the country where Contractor is domiciled, or if Contractor sells or otherwise disposes of its interest in Contractor’s Equipment (including the Drilling Unit), or reduces the number of its personnel, any or all of which could materially impair Contractor’s ability to fulfil its obligations under this Contract; or

D. if Contractor is unable to perform its obligations under this Contract for a period of twenty one (21) or more days due to a breakdown or failure of Contractor’s Drilling Unit; or

NINOTSMINDA OIL COMPANY LTD

E. if operations under this Contract are suspended for a period of fifteen (15) or more days due to Force Majeure, in which case the demobilisation lump sum fee indicated under Appendix B shall be applicable; or

F. If Contractor’s Personnel or Drilling Unit do not perform in accordance with international oilfield standards for similar services in the reasonable opinion of Operator; or

G. If Contractor’s Drilling Unit does not perform in accordance with manufacturer’s specifications for such Drilling Unit or the specifications set forth in Appendix A in the reasonable opinion of Operator; or

H. If Contractor otherwise fails to comply with its obligations under this Contract, receives a notice to remedy such breach from Operator, and fails to cure such breach within a period of five (5) days.

I In case Operator find necessary to terminate the drilling program due to unexpected difficulties encountered whilst drilling which materially hinder the continuation of the provision of the drilling services contemplated by this contract.

2.5) Effect of Early Termination for Failure to Comply With Contract

If Operator terminates this Contract as provided for in Article 2.4, Operator shall only be liable to pay Contractor for services properly performed and completed as of the date of termination with the exclusion of point E in which case demobilisation fee shall remain applicable. Such liability shall be without prejudice to any claim which Operator may have against Contractor in terms of this Contract.

2.6) Early Termination at Operator Sole Discretion.

Even when Contractor is not in default of its obligations under the Contract, the Contract may be terminated forthwith at the Operator’s sole discretion by delivery of written notice of termination to Contractor at any time, subject to Operator payment to Contractor of the following lump sum fees:

A. Before the Commencement Date:

The Operator shall then pay the early termination lump sum fee for such termination indicated under Appendix B point 2 a ).

B. After the Commencement Date:

The Operator shall pay the early termination fee for such termination indicated under Appendix B point 2 b).

NINOTSMINDA OIL COMPANY LTD

Operator notwithstanding anything to the contrary in this Contract shall in no case have any obligation to pay any early termination lump sum fee or demobilization lump sum fee if the Contractor obtains additional work for the Drilling Unit in direct continuity with the completion of this Contract

2.7) Return of Operator Items.

Contractor shall return to Operator its items in the same condition as received from Operator (normal wear and tear accepted ) as soon as possible and not later than thirty (30) days of the Termination Date.

2.8) Area of Work.

The wells shall be drilled in Manavi Oil field, Georgia.

3) CONTRACTOR’S PERSONNEL

3.1) Personnel.

Contractor represents that it shall furnish Contractor’s Personnel, at Contractor’s cost, in the numbers and classifications specified in Appendix D, attached to and made part of this Contract, to perform the Contractor’s obligations under this Contract. The rates charged for Contractor’s Personnel, reflecting Contractor’s costs, are set forth on Appendix D. Contractor’s rig superintendent, tool pusher, tour pusher and drillers will have valid IWCF certificates (which shall be exhibited to Operator on demand). Contractor further represents that Contractor’s Personnel shall be competent and efficient and that each will be properly qualified, trained and skilled to meet or surpass any qualifications for the specific assignment held and shall provide evidence of this qualification to Operator upon request.

All of Contractor’s Personnel shall be deemed at all times to be employees solely of Contractor and shall provide services under this Contract in accordance with the work schedules set forth in Appendix D.

Contractor shall cause Contractor’s Personnel to be competent, safe and efficient. All Contractor’s Personnel mobilised from or resident in countries outside the Operating Area shall be conversant in both written and spoken English.

3.2) Increase in Contractor’s Personnel

Operator may, at any time, request Contractor to increase the number of Contractor’s Personnel, and Operator shall reimburse Contractor for the direct costs incurred by Contractor in so doing as detailed in Appendix B.

3.3) Transfer of Key Personnel

NINOTSMINDA OIL COMPANY LTD

It is understood and agreed that certain personnel of Contractor assigned to the drilling operations are essential to the operations. Therefore, once the drilling operation has commenced, Contractor shall not transfer any of Contractor’s Personnel without Operator’s prior approval. If, with Operator’s approval, Contractor transfers any of Contractor’s Personnel, Contractor shall arrange for replacement personnel of similar skills and experience to be immediately available, at Contractor’s sole cost and expense.

3.4) Replacement of Contractor Personnel.

Contractor shall remove and replace any of Contractor’s Personnel if Operator so requests such replacement in writing.

3.5) Contractor’s Representatives.

Contractor shall nominate one of its representatives who shall be in charge of the remainder of Contractor’s Personnel and shall have full authority to resolve all day-to-day matters which arise between Operator and Contractor.

3.6) Contractor’s Instructions

The Contractor agrees that it shall adequately instruct all of its Personnel on the use of plant, equipment and safety apparatus, and proper work procedures for the purpose of doing everything reasonably possible to protect against personal injury and damage to plant, equipment and the hole. Contractor shall enforce adequate safety rules and procedures within the Operating Area and require that Contractor’s Personnel observe such rules and procedures and cause Contractor’s Personnel to observe all health, safety and environmental policies of Operator and any instructions of Operator with respect to such policies.

3.7) Local personnel

For the purpose to provide the local personnel as per Schedule D, Contractor shall establish a plan for their employment and training. For the opportunities of employment of Georgian personnel Contractor shall consult with the Operator.

4) CONTRACTOR’S ITEMS.

4.1) Obligation to Supply Contractor’s Items.

Contractor shall provide the Contractor’s Items indicated in Appendices A and D, attached to and made part of this Contract, and perform the services to be provided or performed by it according to the Contract.

4.2) Maintain Stock of Contractor’s Items.

NINOTSMINDA OIL COMPANY LTD

Contractor shall be responsible, at its sole cost, for maintaining stock levels of Contractor’s Items and replenishing them as necessary, including spare parts listed in Appendices A and D of this Contract adequate to continue Contractor’s operations without interruption in accordance with the provisions of this Contract.

4.3) Maintain and Repair Equipment.

Contractor shall be responsible for the maintenance and repair of all Contractor’s Items and shall provide all spare parts, consumables and materials required for such maintenance and repair. Contractor shall, if requested by Operator, also maintain or repair, at its cost, any of Operator’s Items which Contractor is qualified in Contractor’s reasonable opinion to and can maintain or repair with Contractor’s normal complement of personnel and equipment provided, however, that Operator shall at its cost provide all spare parts, consumables and materials required to maintain or repair Operator’s Items and the basic responsibility and liability for furnishing and maintaining such items shall remain in Operator.

4.4) Inspection of In-hole Equipment

Prior to commencement of drilling operations under this Contract, Contractor shall, at Contractor’s sole expense, cause a recognised inspection service company to inspect all in-hole equipment to be used by Contractor in the performance of this Contract. Operator shall be furnished with copies of all inspection reports. Any drill pipe not passing Premium Grade (API RP 7G) shall be rejected and immediately replaced at Contractor’s expense by other drill pipes checked and graded Premium Grade or better. Any drill collars showing defects shall be re-cut or replaced at Contractor’s expense by new drill collars or alternatively by other re-cut drill collars in accordance with drill collar specifications. After the above initial inspection of the in hole equipment, all other inspections will be carried out by Contractor at Operator’s cost.

5) CONTRACTOR GENERAL OBLIGATION.

5.1) Performance of Drilling Unit

Contractor represents and warrants to Operator that the Drilling Unit is capable of: i) drilling to a depth of 20,000 feet ii) performing in accordance with all manufacturer’s specifications and the specifications set forth in Appendix A iii) operating in environmental condition from a minimum of - 15 degrees Celsius up to a maximum of 45 degrees Celsius iv) handling oil base mud up v) mud weight up to 2.2 specific gravity.

Contractor shall provide Operator with manufacturer’s specifications for all or part of the Drilling Unit at any time requested by Operator.

5.2) Contractor Standard of Performance

NINOTSMINDA OIL COMPANY LTD

Contractor shall carry out all operations under this Contract on a day work basis. For this purpose, the term “day work basis” means Contractor shall furnish equipment labour and perform services as provided in this Contract, for a specific sum per day under the direction supervision and control of Operator (which term is deemed to include any employee, agent consultant or subcontractor engaged by Operator to direct drilling operations). When operating on a day work basis, Contractor shall be fully paid at the applicable rates of payment and assumes only the obligations and liabilities stated in this Contract. Contractor shall comply with all current laws covering Contractor’s operations of the Drilling Unit under this Contract.

5.3) Operations of Drilling Unit

Contractor shall be solely responsible for the operations (including the mobilisation and demobilisation) of the Drilling Unit, including, without limitation, supervising moving operations, and positioning the Drilling Unit and camp at location as required by Operator, as well as such operations at drilling site as may be necessary or desirable for the safety of the Drilling Unit. Operations under this Contract will be performed 24 hours per day.

5.4) Compliance with Operator’s Instruction

Contractor shall comply with all instructions of Operator consistent with the provision of this Contract including, without limitation, drilling, well control and safety instructions. Such instruction shall be confirmed in writing by the authorised representative of Operator. However, Operator shall not issue any instruction which would be inconsistent with policies and procedures jointly agreed by Contractor and Operator in writing in “bridge documentation” or otherwise.

5.5) Mud and Casing Program.

Contractor shall follow the mud and casing program as specified by Operator. Operator shall provide these programs for each well in advance of the spud date of each well to be drilled under this Contract.

5.6) Records to Be Kept By Contractor.

Contractor shall keep and furnish to Operator an accurate record of the work performed and formation drilled on IADC-API Daily Drilling Report Form and other record-keeping as may be directed by Operator. A legible copy of such form signed by Contractor’s representatives shall be furnished by Contractor to Operator on a daily basis. All drilling reports shall be kept and recorded in English.

5.7) Safety Equipment

NINOTSMINDA OIL COMPANY LTD

Contractor shall maintain and test its well control equipment listed in the Appendices in good condition at all times in accordance with internationally accepted oilfield practices. Contractor shall use all reasonable means to control wells, to prevent fires and blowouts and to protect the well during all drilling and completion operations.

6) OPERATOR OBLIGATION.

6.1) Equipment and Personnel

Operator shall at its cost provide Operator’s Items and Operator’s Personnel and perform the services to be provided by it according to the Contract. Operator’s Items and Personnel are set forth on Appendices A and D, attached to and made part of this Contract. Operator shall maintain an inventory of Operator’s Items and keep them available to Contractor to support drilling operations under this Contract. When, at Operator’s request and with Contractor’s agreement, the Contractor furnishes or subcontracts for certain items or services which Operator is required to provide in accordance with this Contract, such items or services shall be deemed to be Operator furnished items or services.

For furnishing such items and services, Operator shall reimburse Contractor the properly documented cost incurred by Contractor in providing such items or services, plus ten percent (10%) handling fee.

6.2) Maintenance and Repair

Operator shall be responsible, at its cost, for the maintenance and repair of all Operator’s Items which Contractor is not qualified to or cannot maintain or repair with Contractor’s normal complement of personnel and equipment.

6.3) Custom or Excise Duties

Operator shall pay all (if any) import charges or custom duties including, without limitation, local sales taxes, value added taxes, or other similar taxes or fees that are levied on the import and export of Contractor’s Items into or from the Operating Area for purposes of performing this Contract, or between countries within the Operating Area. All imports or exports of Contractor’s Items into or from the Operating Area shall be at the direction and in the name of Operator in order to utilise customs reductions and exemptions available to Operator, and Operator shall have no obligation to pay such additional duties and taxes on import and export of Contractor’s Items levied as a result of Contractor’s failure to comply with the provisions of this Article 6.3.

6.4) Drill Site and Access

Operator shall provide Contractor with access to the drilling sites as well as any drilling permits, licenses or certificates needed to conduct operations under this

NINOTSMINDA OIL COMPANY LTD

Contract. The drilling site shall be surveyed and marked by Operator and shall be free of obstructions. Contractor shall co-operate with Operator in obtaining such drilling permits, licenses or certificates and shall fully comply with the requirements for all such permits, licenses or certificates; provided, however, that Contractor shall be solely responsible for obtaining at it’s own cost a GOSGORTECHNADZOR technical passport or similar certification for its Drilling Unit and related equipment.

Operator also shall prepare sound locations capable of properly supporting the drilling rig, and shall be responsible for a conductor pipe program adequate to prevent soil and subsoil washout. Contractor shall supply dimensions and loadings to Operator for site preparation promptly upon request by Operator.

Operator shall advise Contractor of any significant surface condition, or obstruction which Contractor might encounter while en route to the location of which Operator is aware. Operator’s provision of such assistance shall not be deemed to constitute a warranty of the safety or reliability of any location or route. Prior to moving the rig to the operating area the Contractor shall survey and accept the drilling location and the proposed route to that new drilling location.

7.TAXES

7.1) Reimbursed Taxes

Operator shall reimburse Contractor for income tax, profit tax, property tax and other similar tax of a general nature on the Contractor’s income from operations in the Operating Area under the Contract levied by governmental authorities in Georgia, expressly including withholding tax but excluding without limitation tax on or related to Contractor’s personnel or subcontractors (collectively, the “Reimbursed Taxes”)

It is understood and agreed that as of the date of this Contract, the income tax rate applicable to Contractor (as to the “non resident Subcontractor” under the Oil and Gas Law of Georgia) is set at four percent (4%) of the amounts payable by the Operator to Contractor in accordance with article 8 of this Contract.

7.2) Tax Reporting

Contractor agrees to prepare and timely file all required income or other tax returns and declarations required by the government of the area where the Drilling Rig operates under this Contract and timely make all tax payments when due. Contractor shall consult with Operator before filing any such tax returns or paying the applicable taxes. Contractor shall provide Operator monthly copies of all such filings and a summary of such payments, include filings and payments for personnel taxes.

NINOTSMINDA OIL COMPANY LTD

Contractor shall provide tax receipts to Operator for all taxes and other similar charges to be reimbursed by Operator to Operator’s satisfaction.

7.3) Reimbursement of Reimbursed Taxes

Upon delivery of notification by the Contractor to the Operator of the amount of such taxes paid by Contractor which pertain to performance by Contractor under this Contract, accompanied by copies of each such return or declaration, Operator shall reimburse Contractor the amount of any Reimbursed Taxes: provided, however, that Contractor has complied with all the provisions of this Article 7 and Operator does not dispute such Reimbursed Taxes. Notwithstanding the foregoing, Operator shall in no event be liable for (i) Reimbursed Taxes levied or increased as a result of Contractor’s failure to consult with or follow the directions of Operator (it being expressly acknowledged by Contractor that Operator may have available to it exemptions or reductions of applicable taxes for which special procedures may be necessary) or (ii) resulting from interest, penalties, legal fees or other charges or costs applicable to assessments, administrative sanctions or judicial proceedings by tax authorities as a result of Contractor’s failure to consult with or follow the directions of Operator.

7.4) Refunds

In the event that Contractor becomes aware that it is entitled to any refund of Reimbursed Taxes, it shall promptly inform Operator in writing of such entitlement. In the event Contractor receives such refund, Contractor shall promptly pay such refund in full to Operator. The provisions of this Article 7.4 shall survive termination of this Contract.

7.5) Change in Legislation

In the event that the legislation of any country in the Operating Area changes (or the interpretation of such law changes) during the term of this Contract and Contractor as a result suffers a material and direct economic disadvantage, including a material increase in the personnel taxes to which it is subject, the Contractor may request Operator in writing for an increase in rates to compensate for the loss thus incurred by Contractor. If Contractor and Operator cannot agree on such adjustment within ninety (90) days of its written submission to Operator, then Contractor shall have the right to terminate this Contract by delivery of written notice of termination to Operator.

7.6 Cooperation to Minimise Tax

The Parties shall cooperate to minimise their mutual tax obligations in the Operating Area and maximise the utilisation of tax benefits available to Operator in the Operating Area.

NINOTSMINDA OIL COMPANY LTD

8) RATES OF PAYMENT

8.1) Payment

Operator shall pay to Contractor during the term of this Contract the amount from time to time due at the rates of payment set forth in this Article 8 and in accordance with the other provisions of this Contract. No other payment shall be due from Operator unless specifically provided for in this Contract, or agreed to in writing by Operator. The amounts shown in this Contract Appendix B are not inclusive of VAT which may be applicable in Georgia.

8.2) Mobilisation Fee.

Operator shall pay Contractor the lump sum Mobilisation Fee indicated under Appendix B herewith attached, and made part of this Contract, for mobilising Contractor’s Equipment, including the Drilling Unit from the port or place at which the mobilisation of the Drilling Unit commences to Operator’s Drilling Location at the commencement of this Contract and for completely rigging-up to commence the drilling of the first well under this Contract.

The Mobilisation Fee shall be deemed to cover all costs and expenditures of whatever nature incurred by Contractor in mobilising all of Contractor’s Equipment and Contractor’s Personnel to Operator’s Drilling Location. The Operating Rate shall commence at such time as Operator accepts the Drilling Unit (as per the attached acceptance procedures) as being fully rigged up, ready and able to commence drilling operations under this Contract (Drilling bit ready to pass through the rotary table). The Parties shall perform the acceptance test in accordance with the acceptance procedures and time requirements set forth in Appendix E. In the Mobilisation Fee are included two days ( 48 hours ) to perform the acceptance test; in the event Operator decides to further continue the acceptance test and not for reasons attributable to Contractor the Stand By rate shall start to be applicable up to the moment the applicable daily rate shall start.

8.3) Demobilisation Fee

Once satisfactory completion of drilling operations under this Contract has occurred, the tree cap is installed and tested, all day rates shall cease and Contractor shall commence rigging-down operations in preparation for demobilisation. Upon completion of demobilisation, Operator shall pay Contractor the lump sum Demobilisation Fee indicated under Appendix B which shall be deemed to cover all costs and expenditures of Contractor in completely rigging down and demobilising Contractor’s Equipment, including the Drilling Unit, from Operator’s last location drilled under this Contract to the place where demobilisation of the Drilling Unit ceases. The demobilisation fee shall also include the cost of demobilising all of Contractor’s Personnel. No demobilisation payments shall be payable by Operator if

NINOTSMINDA OIL COMPANY LTD

the Contractor obtains additional work for the Drilling Unit in direct continuity with the completion of this Contract.

8.4) Moving Remuneration

The moving between location shall be remunerated to Contractor in accordance to one of the following options which Operator has to select by giving written notice to Contractor within thirty (30) days from Commencement Date (or in terms of the first optional well within thirty (30) days of the spud date of the first optional well).

Option 1- Daily rate basis

For the time spent to move the Drilling Unit between locations the Moving Rate shall apply. The Moving Rate as detailed in appendix B shall commence when the tree cap is installed and tested, the mast laid down, the mud tanks empty and shall cease when Contractor is ready to pick up bit on next location. In the event the moving between location starts following an extended stand by period of the Drilling Unit the moving rate shall start when the first load leaves the drilling location. Transportation facilities in addition to those provided by Contractor by the contract, shall be furnished by Operator at its care and charge, or upon Operator request shall be furnished by Contractor, and Operator shall reimburse Contractor the relevant documented cost plus the applicable overhead as per article 6.1. The Moving Rate without crew ( as per point I) b) appendix B) will be applicable only if the moving operations will be performed to a stacking area following Operator notice to apply the extended stand-by rate without crew at completion of the well.

For the avoidance of doubt the Moving Rate shall cover all costs incurred in moving the Drilling Unit between locations and no additional monies shall be payable except for the above fore mentioned relevant documented cost plus applicable article 6.1 overhead.

Option 2- Lump sum basis

The Moving Lump Sum Fee indicated under Appendix B shall apply to periods during which the Contractor’s Equipment, including the Drilling Unit, are being moved between Operator’s Drilling Locations. The Moving Lump Sum Fees shall apply to the period commencing when the tree cap is installed and tested and shall cease when Contractor is ready to pick up bit on the next drilling location.

This Article 8.4 shall not apply when mobilising to and rigging up on the first location drilled under this Contract and tearing down and demobilising from the last location so drilled. The Moving Lump Sum Fee shall be deemed to cover all costs and expenditures of whatever nature incurred by Contractor in mobilising all of Contractor’s Equipment and Contractor’s Personnel between Operator’s Drilling Locations

8.5) Operating Rate.

NINOTSMINDA OIL COMPANY LTD

The Operating Rate indicated under Appendix B will first become payable from the moment when the Drilling Unit spuds the first well at the first drilling location (The bit pass through the rotary table). The Operating Rate shall continue to be payable while Contractor drilling operations continue in accordance with this Contract and except as otherwise provided in this Contract.

8.6) Standby Rate With Crew.

The Standby Rate indicated under Appendix B shall apply and shall be payable:

(a) Whenever the Drilling Unit is shut down at Operator’s request and the Drilling Unit is standing by with full crews, or during that time when Contractor is waiting on Operator’s orders or Operator furnished items or services if during such waiting periods Contractor’s drilling string is not in use.

(b) From the moment the Contractor could have spudded in the first well and it has been delayed by Operator until the Operating Rate shall apply .

(c) In case of impossibility to continue moving operations due to road/locations problems not under Contractor’s control.

8.7) Repair Rate.

In the event Contractor is unable to conduct normal operations as required under this Contract solely because of a material breakdown or failure of any of Contractor’s Equipment, including the Drilling Unit, (as distinguished from normal rig maintenance), Operator shall pay Contractor at the Equipment Repair Rate indicated under Appendix B. The Equipment Repair Rate shall apply from the time such breakdown or failure occurs until normal operations are resumed or terminated. Notwithstanding the above, the Repair Rate will be zero (0) after Contractor has been unable to conduct normal operations for the reasons set out above, for a total of twenty-four (24) hours per thirty (30) days (not cumulative month by month) period and will remain zero (0) until the breakage or failure of Contractor’s Equipment, including the Drilling Unit, is remedied. Daily maintenance and inspections such as lubrication, packing of swivels, slipping and cutting drill lines, top drive system normal maintenance as per manufacturer’s instructions shall not be deemed as repair time.

8.8) Remedial Rate.

The Remedial Rate indicated under Appendix B shall be payable during the period in which Contractor is re-drilling the borehole in accordance with Article 10.2.

8.9) Force Majeure Rate.

The Force Majeure Rate indicated under Appendix B shall be payable during any period in which operations are not being carried on because of Force Majeure and

NINOTSMINDA OIL COMPANY LTD

the Contract has not been terminated, subject to termination of the Contract for Force Majeure in accordance with Article 2.4(E).

8.10) Extended Standby Rate with crew.

The Extended Standby Rate indicated under Appendix B shall be payable during the period of any well test or geological evaluation exceeding seven (7) days and not exceeding sixty (60) days. During this period the full rig crew and Contractor equipment shall remain at Operator disposal.

8.11) Extended Standby Rate Without Crew

The Extended Standby Rate Without Crew indicated under Appendix B will be applicable in case Operator stops the operation for further geological evaluation up and removes all Contractor Personnel upon seven (7) days prior notice and not exceeding sixty (60) days. Contractor shall recommence the operations after Operator gives fifteen (15) days prior notice to Contractor. Operator shall pay Contractor the rates specified in Appendix B per 24 hour days. Operator will reimburse Contractor transportation costs for returning personnel to their point of origin during such period and again upon returning the personnel to Operating Area immediately prior to the re-commencement of Operations.

The rate applicable will be an escalating rate. After the first month of application the rate will be increased by 1.35 times each following month.

8.12) Force Majeure Rate Without Crew.

The Force Majeure Rate Without Crew indicated under Appendix B will be applicable in case Operator decides to stop the operation and remove all Contractor Personnel upon seven (7) days prior notice for reasons of Force Majeure. Contractor shall recommence the operations after Operator gives fifteen (15) days prior notice to Contractor. Operator shall pay Contractor the rates specified in Appendix B per 24 hour days. Operator shall reimburse Contractor transportation costs for returning personnel to their point of origin during such period and again upon returning the personnel to the Operating Area immediately prior to the re-commencement of Operations.

9) INVOICES AND PAYMENT

9.1) Monthly Invoices

Contractor shall bill Operator at the end of each month for all daily charges earned by Contractor during the month. Other charges shall be billed at the end of the month in which they were incurred. Billing for daily charges will reflect details of the time spent (calculated to the nearest hour) and the rate charged for the time. Billings for other

NINOTSMINDA OIL COMPANY LTD

charges will be accompanied by invoices supporting costs incurred for Operator or other substantiation as required by Operator.

9.2) Payment

Operator shall pay by wire transfer all billings within thirty (30) days after the receipt of such billings, except that if Operator disputes an item billed, Operator shall within twenty (20) days after receipt of the bill notify Contractor of the item disputed, specifying the reason therefore, and payment of the disputed item shall be withheld until settlement of the dispute. Payment shall be made of any undisputed portion. If Operator refuses to pay undisputed items, Contractor shall have the right to terminate this Contract.

9.3) Manner of Payment.

All payment due by Operator to Contractor under this Contract shall be made in USA Dollars to Contractor’s account to be indicated under Contractor’s invoices.

9.4) Late Payment

If Operator fails to pay Contractor undisputed amounts invoiced within thirty (30) days after receipt of the applicable invoice, Contractor shall be entitled to interest, calculated quarterly, on the undisputed amount remaining unpaid at the London Interbank Offering Rate (“LIBOR”). LIBOR for purposes of this Contract shall mean the rate per quarter at which USA Dollar deposits of six (6) months duration are offered to prime banks in the London Inter Bank Market, as quoted in the Wall Street Journal as in effect for the first business day of the quarter for which LIBOR is to be determined.

9.5) Payment Guarantee

Payment under this Contract shall be guaranteed through the issuance of irrevocable Standby Letters of Credit (herein after LC) as per the following specifications.

LC are issued for an aggregate amount as stated under Appendix F.

LC are to be issued by a first class international bank at least rated A by Standard & Poor’s to be agreed between parties within 20 days from contract signature and will be payable at sight and on first demand without restriction or conditions and notwithstanding any objection by the COMPANY against presentation to the confirming/negotiating bank of the documents specified on LC forms included in Appendix “F”.

Failure by Operator to comply with the above, may cause an early termination of Contract by Contractor without notice and without juridical formalities.

NINOTSMINDA OIL COMPANY LTD

Should the drilling activities continue in accordance with art. 2.3 or for any other reason, beyond October 30, 2005, then Operator, 10 working days prior to expiry date, shall cause LC2 to included in Appendix F to be extended up to a new date accepted by the Contractor, likewise the expiry date of December 2005 for LC3 shell be extended by the same additional numbers of days.

Failure of this procedure by Operator will cause an early termination of the Contract without notice and without juridical formalities.

10) LIMITATION OF LIABILITY

10.1) Equipment or Property

Except as specifically provided in this Contract to the contrary, each Party shall at all times be responsible for and shall hold harmless and indemnify the other Party from and against damage to or loss of its own equipment or property, howsoever owned, regardless of the cause of loss, including the negligence of such Party, and despite the fact that a Party’s items may be under the control of the other Party, except that:

(a) Operator shall be responsible for damage to or loss of Contractor’s drill string in the event of its loss, destruction or damage in the borehole. In such event, Operator shall pay to Contractor the following:

A. For damaged equipment that is repairable, the lesser of either the cost of repairs or the replacement cost less an allowance for depreciation.

B.	For equipment lost, destroyed or damaged beyond repair, the replacement cost less the depreciation as per the following depreciation factor. The depreciation shall be calculated by multiplying the replacement value by the depreciation factor for each month of actual use, dated from commencement date of this Contract, provided that at no time shall the value of the equipment lost, destroyed or damaged beyond repair be less than forty percent (40%) of the replacement cost at the time such loss, destruction or damage occurred.

For new item the depreciation shall apply to 100% of the replacement value, for used items the depreciation shall apply to 75% of the replacement value. Transportation cost shall be added to the above at documented cost.

The schedule for straight line depreciation shall be as follows:

Drill Collars, Drill Pipe, Reamers, Stabilisers, Bumper Subs	1.0% per month

And Other In-hole Equipment	2.0% per month

At the time Contractor claims the right to reimbursement for such damage to, loss or destruction of Contractor’s in-hole equipment as set forth above, Contractor shall submit with Contractor’s invoice for reimbursement, evidence

NINOTSMINDA OIL COMPANY LTD

of the number of days of use from commencement date, the replacement cost and the depreciation value for such equipment.

However, Contractor shall be responsible for damages to or loss of Contractor drilling string in the event its loss, destruction of damage in the borehole is due to Contractor negligence or Wilful Misconduct.

10.2) The Hole.

Operator shall be solely responsible for damage to or loss of the borehole and other damage below the surface, including the casing. If such damage or loss was caused wholly or partially by the negligence or wilful misconduct of Contractor, its employees, agents or subcontractors, then Contractor shall at Operator’s direction, drill a new borehole in the same location or re-drill such section of the borehole as Operator may require at the Remedial Rate indicated in Appendix B.

10.3) Inspection of Materials Furnished by Operator.

Contractor agrees to visually inspect all materials furnished by Operator before using such materials and to notify Operator of any apparent defects in such materials. Contractor shall not be liable for any loss or damage resulting from the use of materials furnished by Operator.

10.4) Contractor’s Personnel.

Contractor agrees to protect, defend, indemnify, and hold harmless Operator, its officers, directors, employees and joint owners from and against all claims, demands, and causes of action of every kind and character for bodily injury, death or damage to property, without limit and without regard to the cause or causes of such injury, death or damage or the negligence of any Party or Parties, in favour of Contractor’s employees or Contractor’s subcontractors or their employees, or Contractor’s invitees.

10.5) Operator’s Personnel.

Operator agrees to protect, defend, indemnify, and hold harmless Contractor, its officers, directors, employees and joint owners from and against all claims, demands, and causes of action of every kind and character for bodily injury, death or damage to property, without limit and without regard to the cause or causes of such injury, death or damage or the negligence of any Party or Parties, in favour of Operator’s employees or Operator’s subcontractors or their employees, or Operator’s invitees.

10.6) Pollution and Contamination.

NINOTSMINDA OIL COMPANY LTD

Notwithstanding anything to the contrary contained in this Contract, it is understood and agreed by and between Contractor and Operator that any responsibility for pollution or contamination shall be as follows:

(a) Contractor shall assume all responsibility for cleaning up and containing pollution or contamination which originates above the surface of wells drilled in accordance with this Contract from improper care or disposal of items in Contractor’s possession and control and directly associated with Contractor’s equipment and facilities and shall protect, defend, indemnify and save the Operator harmless from and against all claims, demands and causes of action of every kind and character arising directly or indirectly from all such pollution or contamination.

(b) Operator shall assume all responsibility for cleaning up and containing pollution or contamination which originates below the surface (other than as provided to be Contractor’s liability in Article 10.6(a) above) and shall protect, defend, indemnify and save the Contractor harmless from and against all claims, demands and causes of action of every kind and character arising directly or indirectly from all such pollution or contamination.

10.7) Cost of Control.

Operator shall be liable for the cost of regaining control of any wild well and shall indemnify Contractor for any such cost regardless of the cause, including, but not limited to, the negligence of Contractor, its agents, employees or subcontractors, and excluding Wilful Misconduct of Contractor.

10.8) Underground Damage.

Operator agrees to defend and indemnify Contractor for any and all claims including, but not limited to, claims arising as a result of the negligence of Contractor, its agents, employees or subcontractors against Contractor resulting from operations under this Contract on account of injury to, destruction of, or loss or impairment of any property right in or to oil, gas, or other mineral substance or water, which at the time of the act or omission causing such injury, destruction, loss, or impairment, such substance had not been reduced to physical possession above the surface, and for any loss or damage to any formation, strata, or reservoir beneath the surface.

10.9) Consequential Damages.

Neither Party shall be liable to the other for special, indirect or consequential damages resulting from or arising out of this Contract, including, without limitation, loss of profit, loss of production, loss of use or business interruptions, however caused.

10.10) Indemnity Obligation.

NINOTSMINDA OIL COMPANY LTD

Except as otherwise expressly limited in this Contract, the Parties intend that all indemnity obligations and/or liabilities assumed by such Parties under terms of this Contract, including, without limitation, clauses 10.1 through 10.9, be without limit and without regard to the cause or causes thereof (including pre-existing conditions), strict liability, or the negligence of any Party or Parties, whether such negligence be sole, joint or concurrent, active or passive.

11) INSURANCE

11.1) Contractor’s Insurance.

Contractor shall carry and maintain the Insurance shown hereunder for the duration of this Contract. Contractor may from time to time with the prior approval of Operator change the insurance it carries. Contractor will increase its insurance beyond the limits provided in this Contract or will change its insurance if required by Operator, but any additional cost of additional insurance premiums will be paid by Operator.

•	Workmen’s Compensation and Employer’s liability Insurance as shall be necessary to cover all Contractor personnel while engaged in the performance of the work under this contract

•	Comprehensive general liability insurance coverage with policy limits not less then 1,000,000 USD for personnel injury , death or property damage resulting for each occurrence and covering all Contractor’s operations under this contract

•	Automobile Liability insurance covering owned , non-owned and hired motor vehicles of Contractor with limit in accordance to applicable local laws for personnel injury , death or property damage resulting for each occurrence.

•	All risk insurance covering the Contractor Equipments including the Drilling Unit (except down-hole equipments such us tubulars, cross overs .

11.2) Policies and Receipts.

Contractor will furnish Operator on request, with certificates of all its insurance policies relating to Contractor’s operations under this Contract and provide thirty (30) days prior written notice to Operator of any change or cancellation of such policies.

11.3) Subrogation.

For liabilities assumed under this Contract by Contractor, its insurance shall be endorsed to provide that the underwriters waive their right of subrogation against Operator.

12) ASSIGNMENT.

The Operator shall be entitled to assign its rights, obligations and duties under the Contract to any affiliate, provided that the Operator shall remain liable for and shall

NINOTSMINDA OIL COMPANY LTD

not be relieved of any of its obligations under this Contract both before and after such assignment.

Neither Party shall have the right to assign this Contract to any third party without prior approval of the other Party. Such approval shall not unreasonably withhold.

13) NOTICES.

Notices, reports and other communications required or permitted by this Contract to be given or sent by one Party to the other Party shall be delivered by hand or mailed to the following :

To CONTRACTOR

SAIPEM S.p.A
For Operational matters

Mr. Corrado Bottazzi
Fax 00971-6-5283045
E-mail: corrado.bottazzi@saipem.eni.it

For Commercial matters

Mr. Fabio Rondini
Fax: 0039-02-52044709
E-mail : fabio.rondini@saipem.eni.it

To OPERATOR

NINOTSMINDA OIL COMPANY LTD

Mr. Niko Tevzadze
Fax: 00995 32 932892
E-mail: niko@gboc.ge

14) MISCELLANEOUS.

14.1) Confidential Information

The Contractor shall keep any and all Information disclosed to Contractor in the course of performance of this Contract strictly confidential and shall not use, publish reproduce, copy, trade or otherwise disclose such Information for any purpose not directly related to performance of this Contract. “Information” for this purpose shall include without limitation geological and geophysical data, maps models, interpretations, drilling logs and records, cores, fluid samples, and commercial, contractual and financial information related to prospectitivity of the Operating Area

NINOTSMINDA OIL COMPANY LTD

and Operator’s business in the Operating Area. Such Information shall be the sole property of Operator. Contractor shall cause its employees, officers, directors, agents and representatives to fully and completely observe the confidentiality and other restrictions of this Article 14.1 imposed upon Contractor.

14.2) Governing Language

The Governing language of the Contract shall be English

14.3) Force Majeure.

Except as otherwise provided in this Article 14.3, each Party to this Contract shall be excused from complying with the terms of this Contract, except for the payment of moneys then due, if and for so long as such compliance is prevented by riots, strikes, wars (declared or undeclared), insurrections, rebellions, terrorist acts, civil disturbances, dispositions of orders of governmental authority, whether such authority be actual or assumed, acts of God (other than weather conditions) or by act or cause which is reasonably beyond the control of such Party, such causes being herein sometimes called “Force Majeure.” If any such failure is occasioned by a governmental law, rule, regulation, disposition or order as and the affected Party is operating in accordance with good oilfield practice in the area of operations and is making reasonable effort to comply with such law, rule, regulation. disposition or order, the matter shall be deemed beyond the control of the affected Party. In the event that either Party is rendered unable, wholly or in part, by any of these causes to carry out its obligation under this Contract, it is agreed that such Party shall give notice and details of Force Majeure in writing to the other Party as promptly as possible after its occurrence. In such case, the obligations of the Party giving the notice shall be suspended during the continuance of any inability so caused except that Operator shall be obligated to pay to Contractor the Force Majeure Rate provided for in Appendix B. Either Party shall have the right to terminate this Contract for Force Majeure after fifteen (15) days of Force Majeure have passed in accordance with Article 2.4(E).

14.4) Right to Audit

Contractor shall keep proper books, records and accounts of operations under this Contract and shall permit Operator at all reasonable times to inspect the portions of such books, records and accounts related to any variation of the rates hereunder. All such books, records and accounts shall be available for inspection during this Contract and for at least 12 months following the termination of this Contract. All such books and records shall be kept in English in accordance with generally accepted accounting practices.

14.5) Waivers

NINOTSMINDA OIL COMPANY LTD

It is fully understood and agreed that none of the requirements of this Contract shall be considered as waived by either Party unless done in writing, and then only by the duly authorised agent or representative of the Party.

14.6) Entire Agreement

The Contract together with the Appendices attached supersedes any oral or written communications made between the Parties prior to execution of the Contract and relating to the Operations.

14.7) Publicity

Articles, films or comments to the press about the services shall not be prepared, made by the Contractor or allowed to be made by Subcontractors, or any Third Party unless, such articles films, or comments are submitted to Operator in advance and the prior written consent of Operator is obtained.

14.8) Independent Contractor

Contractor shall perform this Contract as an independent contractor. Nothing in this Contract or in the relationship of the Parties shall be construed as creating a joint venture, partnership, association, fiduciary relationship, company or any other legal entity, or the relationship of an employer and employee between Contractor and Operator other than that of independent contractors.

14.9) Cooperation with Others

Contractor shall afford other contractors and Operator every reasonable facility for the execution of work concurrently with its own work and access to the Drilling location, provided that to do so will not unduly interfere with or prejudice the Contractor’s operations.

14.10) Business Ethics

Contractor shall not offer or give or agree to give to any person in the services of Operator any gift or consideration of any kind as an inducement or reward for doing or forbearing to do or for having done or forborne to do any act in relation to the obtaining or execution of this Contract or any other contract for Operator or for showing or forbearing to show favour or disfavour to any person in relation to this Contract or any other contract with Operator.

14.11) Arbitration

All disputes arising out of or in connection with the present contract shall be determined by arbitration in London, England in accordance with the provisions of the UK’s Arbitration Act 1996. Disputes hereunder shall be resolved by a sole arbitrator

NINOTSMINDA OIL COMPANY LTD

agreed upon by the Parties. Should the Parties fail to agree upon a sole arbitrator, then disputes hereunder shall be determined by three arbitrators, one arbitrator being appointed by each Party and the third arbitrator, who will act as Chairman, to be appointed by the arbitrators appointed by the Parties. Provided always that nothing herein shall prevent the Parties from commencing proceedings ancillary to arbitration for the purpose of obtaining security in respect of claims pursued hereunder.

14.12) GOVERNING LAW

THE PARTIES TO THIS CONTRACT AGREE THAT THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS CONTRACT SHALL BE GOVERNED AND CONTROLLED BY THE SUBSTANTIVE LAWS OF ENGLAND, EXCLUDING ITS CONFLICTS LAWS OR CHOICE OF LAW PROVISIONS.

14.14) No Use of Operator Information to Compete

Contractor acknowledges that the Operator’s Information is valuable to Operator and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by Operator by the following covenant not to compete. During the term of this Contract and for two years thereafter Contractor will not use Operator’s Information obtained by Contractor through its Services under this Contract to compete with, or usurp business opportunities of, the Operator (or assist others in doing so), within the Republic of Georgia, regarding oil and gas exploration, production, geophysical or geotechnical work, seismic exploration, geophysical consulting, prospect development, prospect promotion, or design, sale, fabrication, assembly, or operation of pipelines, refineries or facilities to extract, produce, treat, manufacture, transport, store, or refine oil or gas (the “Operator Opportunities”). Contractor further covenants that during the term of this Contract and for a period of five (5) years thereafter it will not participate in the equity of, or take an equity interest in any Operator Opportunities. The foregoing shall not prohibit Contractor from performing the services for other parties within the Republic of Georgia so long as Contractor abides by such undertakings. The Parties agree that these limitations are reasonable as to duration, scope, and geographic coverage.

14.15) Severability

In case one or more of the provisions contained in this Contract shall be determined to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provision contained in this Contract shall not in any way be affected or impaired by such determination, unless such invalidity, illegality or unenforceability diminishes the rights and obligations, taken as a whole, of the Parties.

14.16) Amendments

This Contract may be altered, modified, amended, or repealed, only by the mutual

NINOTSMINDA OIL COMPANY LTD

written agreement of the Parties.

14.17) Construction of Ambiguity.

The Parties agree and acknowledge that the Contract has been jointly negotiated and drafted and expresses the mutual intent of the Parties. Accordingly, the rule of construction against the drafting Party, whichever it may be, in the event an ambiguity exists with regard to the interpretation of any particular provision of this Contract shall have no application to this Contract.

14.18) Succession

This Contract shall be binding upon and inure to the benefit of the Parties and, subject to the terms of this Contract, their respective successors and permitted assigns.

IN WITNESS WHEREOF, the duly authorised representatives of the Parties have executed this Contract in two originals the date shown below.

NINOTSMINDA OIL COMPANY LTD	SAIPEM S.P.A.

By:	By:

Name: Nikoloz Tevzadze	Name: Fabio Rondini

Title: Company representative	Title: Business Unit Drilling
Operations Group Commercial
Coordination Manager

Date:	Date:

NINOTSMINDA OIL COMPANY LTD

APPENDICES

APPENDIX A:	DRILLING UNIT (TECHNICAL APPENDIX)

APPENDIX B:	COMPENSATION (RATES)

APPENDIX C:	CONTRACTOR’S AND OPERATOR’S ITEMS AND RESPONSIBILITIES

APPENDIX D:	CONTRACTOR’S PERSONNEL

APPENDIX E:	PRE-SPUD INSPECTION: COMMISSIONING AND ACCEPTANCE TESTS
PRIOR TO COMMENCEMENT

APPENDIX F:	PAYMENT GUARANTEE

NINOTSMINDA OIL COMPANY LTD

APPENDIX A

DRILLING UNIT ( TECHNICAL ANNEX )

NINOTSMINDA OIL COMPANY LTD

A       RIG GENERAL DATA

1	Rig name	Ideco E-2100 Az. 5827
2	Trailer mounted (preferred) or conventional rig	Convetional Rig.
3	SCR or D/E	SCR
4	Rig year of construction or assembly	1981 (REBUILT 1991)
5	Truck trips required to move the rig between locations	90
6	Estimated rig up time (days)	7
7	Estimated rig down time (days)	5
8	Heaviest load, widest load, & longest during rig moves	Drawworks 44mt Tons / Mud Pit # 1 3.5MT wide / Sub base fillers 14.30 mt long
9	Actual current rig status (drilling-idle — etc) & location	Stacked ASTRAKAN
10	Average fuel consumption for normal rig operations	7 m3 of diesel per day for rig and camp.

B      DRAWINGS

1	Rig general lay-out schematic (location schematic)	5827 1A1
2	Rig civil engineer layout schematic	5827 1B1 - 1C1
3	Power plant, SCR/DC Motors	5827 3A1 - 3B1
4	Circulating system, including high/low pressure, solids control equipment, transfer pumps, etc.	5827 4A1 - 4B1 - 4C1
5	BOP configuration schematic, including control panels	5827 5A1 - 5A2 - 5D1 - 5E1
6	Choke manifold lay-out drawing including connecting lines to BOP, to mud gas-separator, to rig floor and to Cementing unit area	5827 4B1 - 5B1
7	Accommodation Camp layout	5827 1C1

C      MAST, SUBSTRUCTURE, DRAWWORKS & ASSOCIATED EQUIPMENT

C1     MAST & ASSOCIATED EQUIPMENT

NINOTSMINDA OIL COMPANY LTD

1	Mast (make-type), built per API 4-F	Pyramid 142' Cantilever Mast, triple stands — 1,100,000 pounds static hook load capacity built in accordance with API 4-E.
2	Racking platform capacity of 5" DP	23,300 ft.
3	Racking platform capacity of D.C.	540 ft 9.1/2" + 540 ft of 6 1/2" D.C.
4	Racking platform range DP & DC	3 1/2"-5" DP and 3 1/8" - 9.1/2" DCs.
5	Derrick complete with monkey, stabbing, and belly boards, safety cages around ladders(or climbing device), and derrick escape line, derrick climbing assist line	Mast complete with monkey / stabbing and belly board, safety cages around ladders, Geronimo derrick escape line and Derrick climbing assist line with counter weight.

C2     SUBSTRUCTURE, FLOOR, AND RIG FLOOR EQUIPMENT

1	Substructure (make-type), built per API 4-F	Pyramid Self Erecting Built as per API 4E.
2	Minimum rated setback load capacity	600,000 lbs.
3	Minimum rated rotary load capacity	1,000,000 lbs.
4	Minimum simultaneous capacity of setback and rotary	600,000+1,000,000
5	Rig floor dimensions	11.27 m × 9.9 m
6	Rig floor height from ground level	9.15 m
7	Clear height between Rotary beams and ground level	8.07 m
8	Rig floor drainage system discharging into flowline or waste pit.	Yes.
9	Rotary Table drainage system discharging into bell nipple.	Yes.
10	Rotary Table	One each: 1,000,000 lbs rated capacity, Ideco 37 1/2" opening, driven by drawworks, MPCH split type complete with appropriate master bushing with 1-2-3 insert bowl & kelly drive bushings
11	Rotary Table anti-slipping pad	Custom safety pad II.

NINOTSMINDA OIL COMPANY LTD

12	Top Drive System	One Varco IDS 1 rated at 1,000,000 pounds, electric driven system 1,000 HP, 0-200 RPM for DP size 3.1/2" - 5", 36,000 ft-lbs, complete with Siemens C700 video camera
13	Not Used
14	Spinning Wrench	Weatherford - 13000 J29 for 2.7/8" to 7" air powered.
15	Winches on rig floor	Two Ingersoll Rand - K4UL/AB - air operated - 8,000 lbs - complete with safety guard and automatic brakes.

C3     BLOCKS & SWIVEL ASSEMBLY

          General Requirements

1	Crown block make & type, built per API 8-C PLS-1 (excluding Appendix A, SR2: Specifications for temperatures below -20C)	Pyramid, built as per API 8A, Rated load capacity 1,000,000 lb - 7 × 60" Sheaves - 1.3/8" wire line.
2	Travelling block make & type, built per API 8-C PLS-1(excluding Appendix A, SR2: Specifications for temperatures below -20C)	Varco Integrated Traveling Block, Built as per API 8A, Rated load capacity 1,000,000 lb - 6 × 52" Sheaves - 1.3/8" wire line.
3	Hook block (make-type), built per API 8-C PLS-1(excluding Appendix A, SR2: Specifications for temperatures below -20C)	Varco BJ 500 ton Built as per API 8A .
4	Not used

C4     DRAWWORKS ASSEMBLY

1	Drawworks make & model; mechanical driven	Ideco E-2100 drawworks, lebus grooved for 1.3/8" wire line.
2	Drawworks rated input power	2,000 HP
3	Dawworks actual input power	2,000 HP
4	Not Used

NINOTSMINDA OIL COMPANY LTD

5	Low speed drum clutch	Airflex 42VC1200 drum clutch - rated pull capacity 80,000 lbs at 120 psi.
6	Drawworks main & auxiliary brakes	Main drum brake band type. Auxiliary brake Elmagco 7040 - rated capacity 84,000 lbs at 50 RPM.
7	Make-up & break-out catheads or hydraulic equivalents	Make up cathead -FOSTER 37 max line pull 13.000 lbs- & break out cathead -FOSTER 24 AH- max line pull 28.000 lbs
8	Crown block safety device	Koomey TCB (crown -O- matic) and Bentec ACS crown block & rig floor safety device protection complete with audible and visual alarms at driller’s site.
9	Fast line guide	Wireline turnback.
10	Drilling line	1.3/8" 6×19 IPS - IWRC 175,000 lbs API breaking strength - 750,000 lbs hookload with safety factor of 2.0
11	Dead Line Anchor	National EB. Located on the substructure 75,000 lbs single line capacity complete with E80 hydraulic load cell Built as per API 8A

C5     DRAWWORKS ELECTRIC MOTORS

1	Drawworks motors	No. 2 General Electric motors GE752, 1,000 Hp each, forced air cooling system.

C6     BOP HANDLING SYSTEM UNDER SUBSTRUCTURE

1	BOP handling system ; Power — remote operated (make)	General Hydraulic: Rated hoist capacity 88,000 lbs, Max vertical traveling stroke 1m, Max horizontal traveling stroke 4m.

D      CIRCULATING SYSTEM

NINOTSMINDA OIL COMPANY LTD

D1     MUD PUMPS

1	Mud pump Make & Model	Two National 12P160 triplex mud pumps rated at 1600 hp, complete with 6.1/2" - 6" - 5.1/2" liners.
2	Mud Pump Performance Requirements:	High flow rate application: 517 gpm (100% efficiency) @ 100 spm @ 3980 psi rated discharge pressure with 6.1/2" liner; High pressure applications: 370 gpm (100% efficiency) @ 100 spm @ 5000 psi rated discharge pressure with 5.1/2" liner.
3	Mud pumps complete with pulsation dampeners, relief valves, stroke counters & liner sizes necessary to meet above performance requirements	Mud pumps have Hydril Pulsation Dampener K20 with a relief valve Cameron B 3" equipped with Weco union fig.1502, liner size available 6.1/2", 6" & 5.1/2". Each pump is equipped with stroke counter.
4	Mud pump electric motors	Each pump is equipped with No. 2 GE 752 electric motors - 800 HP each.
5	Mud pump suction line	National horizontal suction dampeners with filters in suction lines.
6	Mud pump discharge line	Mud pumps discharge lines 3.1/2" ID Vibrator hoses / 4.1/16" ID rigid lines, equipped with Hydril K20 pulsation dampeners and Cameron B 3" relief valves.
7	Charging pumps	Two each Mission pumps 5×6, 50 hp electric motor @ 1250 rpm with a impeller diameter of 13"

D2     RIG FLOOR MUD MANIFOLD

NINOTSMINDA OIL COMPANY LTD

1	Rig Floor Mud manifold	Rig floor mud manifold with No. 5 × 5" welded valves, No.7 × 2" Threaded valves No. 1 × 1.1/16" 5,000psi Cameron H2 bleed off valve. (See Dwg. 5827 5H1).
2	Cementing lines	Two each, from cement unit area to rig floor, 3" ID, 10M, rigid steel
3	Mud manifold stand pipe	Two each rigid section - 4.1/16"ID 5,000 psi WP - Two each flexible section - 3.1/2"ID 5,000 psi WP - Built as per API 7K grade D.
4	Rotary Hose	Two each - 3.1/2" ID × 75' length - 5,000 psi WP - Built as per API 7K grade D.

D3     MUD TANK SYSTEM

General requirements:
1) All mud tanks must be covered	Yes.
2) All mud tanks must be equipped with heating steam lines	Yes
3) Total system volume (active and reserve)	2130 bbls total nominal volume.

Mud tank nr. 1 (65 m3) with 3 section, nr. 1 centrifugal pump 6 × 8 – 75 HP for cellar ejector, trip tank refilling or De gasser feed or super charging.
On top there is a frame with one double scalping unit Brandt Dual tandem in cascade onto three linear motion Derrick FLC 48. One section below shale shaker is sloped for sand trap

-     Mud tank nr. 2 (65 m3) with two section and one mud agitator. Equipped with 1 centrifugal pump 6 × 8 – 75 HP for De gasser feed or other use (all suction or discharge are manifold, so the centrifugal permit maximum flexibility).

-     Mud tank nr. 3 (75 m3) with two sections, 20 m3 for slug tank and remaining for suction. Three mud agitator, 2 centrifugal pump 5 × 6 – 50 HP for super charging.
Lines are distribute to permit to mix in the two sections independently

- Mud tank nr. 4 and 5 (75 m3 each) one section each for mixing or storage of mud with two suction and two discharging lines independent to allow different use of mixing unit through

NINOTSMINDA OIL COMPANY LTD

other mud tank - Nr. 1 mixing unit with two 6× 8 - 100 HP centrifugal pump and two hopper Vortex Ventures low pressure shear device for mixing, transfer or super charging.
1	Mud tank: Shaker tank and shaker	One each 190 bbls capacity (one section of first mud tank), complete with one doubleBrandt dual tandem cascading onto two Derrick flo-line cleaner plus single shale shakers, sand trap and one bottom gun.
2	Mud tank: Active	500 bbls total capacity (second section of second mud tank plus suction tank) complete with electric agitator and bottom gun in all compartment.
3	Mud tank: Treatment	280 bbls capacity (one section of second mud tank) complete with one electric agitator and one bottom gun.
4	Mud tank: Reserve	One each 470 bbls capacity complete with two electric agitators and two bottom guns.
5	Trip tank	One each 20 bbls capacity, complete with electric feed pump and electronic trip tank indicator, showed at driller’s site.
6	Mud slug pit	One each 100 bbls capacity (one section of suction mud tank), complete with one electric agitator and one bottom gun.
7	Drilling water reserve tank	Three 470 bbls capacity each complete with tie in to active system and appropriate transfer pumps.
8	Mud mixing system	Two each Mission 6×8 pumps with 75 hp AC motor 1750 rpm, complete with two standard mud hoppers.

NINOTSMINDA OIL COMPANY LTD

9	Mud degasser unit (vacuum type)	One Swaco standard Toga H2S service 800 gpm minimum input capacity with 6" OD discharge line.
10	Mud/gas separator, “atmospheric” type vertical separator	Included in the above system.
11	Mud return system	Bell nipples for each size BOP, 12" round enclosed flowline

E      RIG POWER & ELECTRICAL SYSTEMS

E1      S.C.R. CONVERSION SYSTEM

1	S.C.R. system (if applicable)	4 (four) cubicles Ross Hill “1400”, Input 600 V AC - 1000 A, 750V DC Output, for shunt motors. The SCR can be able to run Seven DC motors simultaneously.
2	Primary power	Sufficient to supply power to two mud pumps and top drive under full load plus draw-works under 50% load and utilities. No.4 diesel engine 1200 HP each. Total continuos power 4800 HP. Manufacture by Caterpillar type D399.

E2       POWER PLANT-BACKUP POWER

Yes.
1	Diesel Engine/Generator sets	No.1 diesel engine 230 HP Type VM 1312 rated 160 Kw with automatic starter and connections to: emergency light system, one mix- circulating pump, one air compressor, Koomey electrical recharging pump, offices and communication equipment.

E3       ELECTRICAL LIGHTING SYSTEM

NINOTSMINDA OIL COMPANY LTD

1	Fixed lighting system	Minimum of 30 lux in each zone and explosion proof equipment where necessary.
2	Portable floodlights	No. 3 – 400 W each EEX-d.

E4       ELECTRICAL SAFETY DEVICES

1	Emergency shut down button - diesel engines	Emergency shut down bottons located on rig floor and S.C.R.
2	Emergency shut down button for A.C. users	Emergency shut down button for D.C. motors.
3	Explosion proof electric equipment located into Hazardous areas certified to any international regulations	Confirmed. All equipment installed in open areas to be weather proof, at least IP54.

F       WELL CONTROL EQUIPMENT

1) All BOP & well control equipment listed in section F will be rated for H2S service

F1       BOP STACK REQUIREMENTS: 21 1/4" DIVERTER SYSTEM

1	Annular Preventer	Hydril MSP or Shaffer spherical 21.1/4" 2,000, flanged 20.3/4" 3K psi, built as per API 6A.
2	Diverter Spool	One 20.3/4" 3,000 psi diverter spool, complete with 2 Each 4 1/16" 3M pump in ports with 4 1/16" valves, 2 Each 10" diverter outlets, 2 Each 10" air actuated diverter valves, 2 Each 10" Gate Valves, 700' of 10" flanged diverter line.

F2        BOP STACK REQUIREMENTS: 13 5/8" NOMINAL

NINOTSMINDA OIL COMPANY LTD

1	Annular Preventer	One Hydril GK 13.5/8" - 5,000 psi WP annular blowout preventer top studded 13.5/8" 5,000 (BX-160 ring groove), bottom flanged 13.5/8" - 10,000 psi, (BX-159 ring groove). Built as per API 6A.
2	Single ram preventer	One Cameron type U 13.5/8" - 10,000 psi WP, single ram preventer top and bottom flanged (BX-159 rig grooves), with one 4.1/16" - 10,000 and one 2.1/16" 10,000 flanged side outlets. Built as per API 6".
3	Double ram preventer	One Cameron type U 13.5/8" - 10,000 psi WP, double ram preventer top and bottom flanged (BX-159 rig grooves), with two each 4.1/16" - 10,000 and two each 2.1/16" 10,000 flanged side outlets. Built as per API 6A.
4	Rams for above preventers	One set each of the following rams:blind/shear; variable 2.7/8" - 5"; flexpacker 2.3/8" - 3.1/2"; 9.5/8" pipe; 7" pipe; 2.7/8" pipe; 2.3/8" pipe. Two sets each for 5" and 3,1/2" pipe. Shear rams will shear DP 5" G-105 25.6# with 2.800 p.s.i operating pressure.
5	Adapter spools	One each 13.5/8" 10,000 psi × 11" 10,000 flanged or studded.
6	Adapter Spools	One each 13.5/8" 10,000 psi × 9" 10,000 flanged or studded.

F3        CHOKE & KILL VALVES ON BOP STACKS

1	Hydraulic choke valves	Two each hydraulic valve Cameron F 4.1/16" - 10,000 psi flanged. Built as per API 6A.

NINOTSMINDA OIL COMPANY LTD

2	Manual choke valves	Two each manual valve Cameron F 4.1/16" - 10,000 psi, flanged. Built as per API 6A.
3	Hydraulic kill valves	Two each hydraulic valve Cameron F 2.1/16" - 10,000 psi flanged. Built as per API 6A.
4	Manual kill valves	Two each manual valve Cameron F 2.1/16" - 10,000 psi, flanged. Built as per API 6A.

F4        KILL AND CHOKE LINES

1	Kill line from BOP stack to rig floor mud manifold, per API 16C	One - 2" nominal - 5,000 psi rigid steel (see dwg. 5827 4B1).
2	Kill line from BOP stack to cementing unit area, per API 16C	One 2" Weco fig.1502 union ready for cementing unit connection on 2.1/16" 10,000 kill manifold (see dwg. 5827 4B1).
3	Choke line from BOP stack to choke manifold, per API 16C	Two each rigid steel, 4.1/16" - 10,000 psi WP.

F5        CHOKE MANIFOLD

1	Choke Manifold High pressure section	3 1/16 -10 M psi
2	Choke Manifold Low pressure section	3.1/8" - 5,000 psi
3	Choke Manifold inlet points	Two
4	Choke Manifold manual choke valve	Two Cameron H2 - 3.1/16" 10,000 psi
5	Choke Manifold Power choke valve	One Cameron HDC - 3.1/16" 10,000 psi
6	Choke Manifold Hydraulic operated isolation valve	Three each 3.1/16" 10,000 psi with hydraulic motor and manual override.
7	Hydraulic valve control panel	One hydraulic control panel installed near choke manifold.
8	Choke Manifold manual operated isolation valve	See drawing No. 5827 5B1.

NINOTSMINDA OIL COMPANY LTD

9	Choke Manifold connection provision for mud logging pressure sensor complete with isolation valve	One Cameron 2.1/16" 10,000 psi with companion flange 2.1/16" 10,000 psi × 2" L.P.
10	Glycol injection with isolation valve	One injection valve
11	Choke Manifold Gauges for Drill Pipe & Casing pressure	One each Vernier gauge for drill pipe & casing pressure installed on power choke control panel.
12	Choke Manifold outlet points	Three 4.1/8" 5,000 psi
13	Choke Manifold outlet line running to mud gas separator	One steel rigid / flexible.
14	Choke Manifold outlet line running to shale shaker	Steel rigid / flexible.
15	Choke Manifold outlet running to flare line	One outlet running in two flare line by 120 degree Y.
16	Flare line	Steel rigid 3" - 330 ft (each line) from well to flare, with 120 degree “Y” & 2 valves complete with lockouts to allow access to 2 flare pits.
17	Choke Manifold power choke control panel	One Cameron hydraulic control panel complete with pump stroke counter & totalizer power choke opening indicator, Vernier pressure gauges for SP & casing pressures. Installed in driller dog house.
18	Reverse circulating line from Rig Floor to Choke Manifold	One each 2.1/16" ID - 10,000 psi flanged suitable for H2S service, complete with pressure gauge.
19	Choke Manifold skid complete with adjustable hydraulic operated system to align the Choke Manifold with choke lines	As per Operator request.

F6        BOP CONTROL SYSTEM

System quoted below will close / open / close all BOP components and have 1200 p.s.i remaining accumulator pressure

The electrical power to the pumps will be tied to both the main and emergency generators.

NINOTSMINDA OIL COMPANY LTD

1	Accumulator Unit (make-type)	Koomey T20-240-3S - 24 bottles - 315 gals 3,000 psi WP No. 1 electrical recharging triplex pump Koomey T315-20-3 with flow rate of 8,7 gpm and No. 2 50:1 air driven recharging pumps with flow rate of 3.6 gpm each.
2	Accumulator Unit control manifold	Koomey GU-2KB-9S, with No. 9 four way Barksdale control valve, complete with low/high pressure by-pass valve.
3	Not used
4	Accumulator Unit pressure regulators	One KR pneumatic pressure regulator One KR manual pressure manifold regulator.
5	Accumulator Unit pumps	No. 2 Koomey 50:1 type - 3,6 gal/min each - 3,000 psi with 140 psi air supplying pressure. No. 1 electrical recharging triplex pump Koomey T315-20-3 with flow rate of 8.7 gpm.
6	Accumulator Unit control panels	One Koomey GBK9A driller control panel air operated with graphic BOP configuration, annular regulator, by-pass and lights for activated functions complete of audio and visual alarms.( Tool Pusher office will be within 100' from accumulator unit )
7	Control hoses from Accumulator Unit to BOP stack	8 (eight) 1" ID + 8 (eight) 1/2" ID flexible control hoses fire resistant only for last section.

F7        DRILL STRING SAFETY EQUIPMENT

1	Not used
2	Not used
3	Lower Kelly cocks	Two Hydril or equivalent, type Kelly guard 10,000 psi WP 6.5/8" OD - 2.13/16" ID NC50 connections.

NINOTSMINDA OIL COMPANY LTD

4	Not used
5	Not used
6	Lower Kelly cocks location	Rig Floor.
7	D.P. circulating head	One each, 5" DP, Low torque, 2" 10M, 2" Weco 1502 top connection, NC-50 pin down.
8	Not used
9	Not used
10	Inside BOP valve	One Gray inside BOP float valve, 10,000 psi WP NC50 connections.
11	Inside BOP valve	One Gray inside BOP float valve, 10,000 psi WP NC38 connections.
12	Not used
13	Drop-in valve & landing sub	Hydril or equivalent Drop-in valve retrievable type: One for 5" DP and One for 3.1/2" DP complete with two landing subs each.
14	Not used

F8        MISCELLANEOUS WELL CONTROL MATERIAL

1	Chicksan joints	10 (ten) FMC or ANSON 10,000 psi WP H2S service 2" × 12' with Weco fig.1502 connections.
2	Casing Cup testers	One Cameron F - 13.3/8" 68 to 72 lb.ft
3	Casing Cup testers	One Cameron F (only cup) 9.5/8" 43.5 to 53.5 lb.ft
4	Casing Cup testers	One Cameron F - 7" 29 to 38 lb.ft
5	Not Used
6	Cross-Over to test lower Kelly cock	One NC50 × 2" Weco fig.1502
7	Cross-Over to test lower Kelly cock	One NC38 × 2" Weco fig.1502
8	BOP test pump	One General Control 10,000 psi WP completed with circular chart recorder.

NINOTSMINDA OIL COMPANY LTD

G        DOWN HOLE TUBULAR EQUIPMENT & RELATED HANDLING TOOLS

1) All drill pipe & drill collars will be supplied according to API specification RP 7 (minimum premium)
2) Drill pipe will be complete with thread protectors
3) Crossovers will meet Drill Pipe Requirements of API.7

G1        Kellys, Drill Pipe, Collars, Crossovers

1	Not Used
2	Not Used
3	5" DP: 19.5 lb/ft	3.500 m. Grade G and 1.500 m Grade S – Premium API standard
4	5" DP: 25.6 lb/ft	N/A
5	5" HWDP	30 Joint: 5" Heavy Weight Drill pipe +/- 50lb/ft, complete with centre upset, NC-50 connection.
6	5", pup joints	2 each for 7, 10 and 15 ft long – Grade S
7	3 1/2" DP 15,5 lb/ft	2.500 m. Grade G – Premium API standard
8	3 1/2 pup joints	2 each for 7, 10 and 15 ft long – Grade S
9	3 1/2" HW	30 Joint: 3.1/2" Heavy Weight Drill pipe +/- 24 lb/ft, complete with centre upset, NC-38 connection.
10	Not Used
11	Not Used
12	Not Used
13	Not Used
14	Drill Collars: 9 1/2"	9 (nine) 9.1/2"× 3", 31' long, spiral cut complete with body recess for slips, connection 7 5/8 reg
15	Drill Collars: 8 1/4"	24 (twenty four ) 8.1/4" × 2.13/16", 31' long, spiral cut, complete with body recess for slips, API 6 5/8 reg connections.

NINOTSMINDA OIL COMPANY LTD

16	Not Used
17	Drill Collars: 6 3/4"	30 (thirty) 6.1/2" × 2.1/4", 31' long, spiral cut, complete with body recess for slips, API NC-46 connections.
18	Drill collars : 4 3/4"	20 (twenty) 4 3/4 DC slick 31 ft long API 3 1/2 IF
19	Not Used
20	Drill Collar Pup Joints, 10' long; Identical specifications as above DCs	2 for each size of DC – 10 ft long
21	Cross-over	2 each size to run in hole all Contactor’s tubular materials
22	Bit Subs. For all bit sizes between 4 1/8" & 26" & necessary x-over to get back to above drill collars	Two each size bored for & including floats
23	Core Barrels	Christensen P250 6 3/4 “× 4” ( coreheads and fiberglass inner barrels are not provided )

G2        D.P. - D.C. HANDLING TOOLS

1	Not Used
2	Links Elevators	One set 2.1/4" × 132" 250 ton
3	Links Elevators	One set 2.3/4" × 132", 350 ton
3a	Links Elevators	One set 3.1/2" × 132" 500 ton
4	Drill pipe Elevators 5"	Two each, 5" DP , 350 ton
5	Drill pipe Elevators 3 1/2"	Two each, 3.1/2" DP , 250 ton
6	Not Used
7	Drill pipe manual slips 5"	Two Each, 5" DP, Varco SDXL
8	Drill pipe manual slips 3 1/2"	Two Each, 3.1/2" DP, Varco SDXL
9	Not Used
10	Drill Collar lifting subs Elevators	4 × 9.1/2", 8 × 8.1/4", 10 × 6.1/2" and 5 × 4./34" DC
11	Drill Collar manual slips	Two each BR type C1 or equivalent for each size DC provided.
12	Drill Collar safety clamps	Two BR type “C” 3.3/4" to 10.5/8"

NINOTSMINDA OIL COMPANY LTD

13	Drill Collar-D.P. manual rotary tongs	One set each of Varco BJ Rotary tong type: C — 2.7/8" to 5.1/4", B — 5" to 13.3/8", SDD — 8" to 12"
14	Bit breaker	One each, 8 1/2", 5 3/4" & 4 1/2"
15	DC Elevators	Not needed – In use lifting subs with DP elevator

H CASING, TUBING EQUIPMENT AND FISHING TOOLS

1	20" casing handling tools	One each: 20" single joint pickup elevators; one each 20" 150 ton side door elevators; one each 20" casing slips for use in rotary table; four each 20" clamp on casing protector
2	13 3/8" casing handling tools	One set of spider/elevator, single joint, side door and slips
3	9 5/8 casing handling tools	One set of slips for spider/elevator, single joint, side door and slips
4	7" casing handling tools	One set of slips for spider/elevator, single joint, side door and slips
5	5" casing handling tools	One set of slips for spider/elevator, single joint, side door and slips

     Fishing

1	Junk Baskets (Bowen or equivalent)	One (1) each for 12-1/4" hole size 6-5/8" reg
2	Junk Baskets (Bowen or equivalent)	One (1) each for 8-1/2" hole sizes
3	Reverse circulating junk baskets (Bowen or equivalent)	One (1) 11" OD 6-5/8" reg connections
4	Reverse circulating junk baskets (Bowen or equivalent)	One (1) 7-3/4" OD NC-46
5	Overshots (Bowen or equivalent)	One (1) 11-3/4" overshot
6	Overshots (Bowen or equivalent)	One (1) 10-5/8" overshot
7	Overshots (Bowen or equivalent)	One (1) 9-5/8" overshot
8	Overshots (Bowen or equivalent)	One (1) 8-1/8" overshot
9	Fishing Jars (Bowen or equivalent)	One (1) 7-3/4" OD

NINOTSMINDA OIL COMPANY LTD

10	Fishing Jars (Bowen or equivalent)	One (1) 6-1/4" OD
11	Fishing Jars (Bowen or equivalent)	One (1) 4-3/4" OD
12	Bumper Subs (Bowen or equivalent)	One (1) 7-3/4" OD
13	Bumper Subs (Bowen or equivalent)	One (1) 6-1/4" OD
14	Bumper Subs (Bowen or equivalent)	One (1) 4-3/4" OD

I RIG INSTRUMENTATION

Graduated as per METRIC system

I1 DRILLER’S CONSOLE INSTRUMENTS

1	Driller’s Console (make-type)	Martin Decker console, complete with: Weight indicator M.D. type “E", hydraulic pressure gauge type GM4-500K range 0-400 bar, electric rotary torque range 0-2950 ft.lbs / 0-4570 ft.lbs, digital stroke & totalizer counters, rotary speed indicator 0-250.
2	Manual Tongs pull indicator	Martin Decker H6B-40 hydraulic load cell 0-11,000 Kg capacity.
3	Digital mud/PVT system	Swaco Smart system level II, can be monitoring individual tank and total system volume, trip tank volume, mud flow, spm for each pump, recording system and alarms.
4	Drill Parameters recorder (digital and analogic):	Swaco Smart system level II Data Acquisition System, recording all drilling parameters with monitor in Company office
Martin Decker Record O Graph seven pens recorder for: string weight, ROP, rotary speed or top drive speed, rotary torque or top drive torque, SPM pump 1 and pump 2, stand pipe pressure.

NINOTSMINDA OIL COMPANY LTD

J SAFETY & FIRE FIGHTING EQUIPMENT

J1 GAS DETECTION SYSTEM

1	H2S & combustible gas monitoring fixed installations (make, type, control panels, etc)	SES gas detection system for H2S and CH4. The system shall give visible and audible warning at the driller’s stand
2	H2S & combustible gas monitoring sensors	Eight point of fixed gas sensor sites in: shale shaker, flow line, bell nipple, rig floor, cellar, mud pits & choke manifold.

J2 PORTABLE MONITORING INSTRUMENTATION

1	Portable H2S, O2, and Combustible gas detectors	Three MSA Passport complete with kit for calibration suitable for all range.
2	Explosiometer	Three MSA passport Multifunction.

J3 CASCADE AIR-BREATHING SYSTEM & SCBA EQUIPMENT

1	Cascade breathing system	N/A
2	Breathing apparatus	N/A
3	Ten minute escape packs	N/A

J4

     FIRST AID EQUIPMENT

1	First aid kits	Two located on Rig floor and Tool pusher office.

NINOTSMINDA OIL COMPANY LTD

2	Resuscitators	One type AMBU in tool pusher office.
3	First aid stretchers	One Neil Robertson located in Tool Pusher office.
4	Fire proof blankets	One MSA 241003 asbestos free located in Tool Pusher office.

J5 PERSONNEL PROTECTIVE EQUIPMENT

1	Fireman’s Suits	Two asbestos free located in Tool Pusher office.
2	Safety belts	Adequate quantity for Contractor personnel
3	Safety Helmets	Adequate quantity for Contractor personnel + 10 (ten) extra for visitors.
4	Safety glasses/goggles	Confirmed
5	Safety boots	Adequate quantity for Contractor personnel
6	Fire proof gloves, chemical proof gloves, chemical proof boots, face shields	2 (two) fire proof gloves, 6 (six) chemical proof gloves, 6 (six) chemical proof boots, 6 (six) face shields.

J6 FIRE FIGHTING EQUIPMENT

1	Fire water pumps	One Milantractor GDMP60-250 or equivalent, 1,500 lt/min output @ 10 bar.
2	Fire fighting stations, including fire hoses and portable extinguishers to be located at:	Four hose reels will be installed closed to the pump. Capacity of portable extinguishers is described below.
	a) Diesel fuel storage area	One for each tank with 50 Kg of capacity (powder).
	b) Diesel Engine-generator area	Two of 50 Kg each (powder) + Two of 5 Kg each (CO2).
	c) S.C.R./Main control cabin area	Two of 5 Kg each (CO2).
	d) Mud tanks area	Four of 12 Kg each (powder).
	e) Mud pump area	Two of 12 Kg each (powder).

NINOTSMINDA OIL COMPANY LTD

f) BOP Accumulator area	Two of 12 Kg each (powder).
g) Rig floor area	Two of 12 Kg each (powder) & two of 5 Kg each (CO2).
h) Offices/sleeping quarters at rig site	For each barrracks:one of 12 Kg (powder) & one of 5 Kg of capacity (CO2).

J7 MISCELLANEOUS SAFETY EQUIPMENT

1	Derrickman escape line	One Geronimo
2	Eye washing stations	Three eye washing stations located at: mud check area of pit, mixing area, dog house.
3	Emergency shower stations	One located in mixing area.
4	Portable emergency battery lights	6 (six) explosion proof portable battery lights located in tool pusher office & rig floor
5	Wind socks	3 (three) located at: location entrance, mud pits & tool pusher’s office.
6	Air blowers	4 (four) Hurricane 1877 — 36" fan driven by 3 hp electric motor and 424.8 m3/min of capacity.

K RIG SITE HOUSING/OFFICE REQUIREMENTS

1	OPERATOR SUPERVISOR office/quarters	2 Units, each including both an office & sleeping area, minimum 10' × 40' (each unit).
Office area: Desk, swivel chair, shelving, refrigerator, sink, coffee maker, microwave oven, full view window, One of the two offices must include a second desk & chair, plain paper fax machine.

NINOTSMINDA OIL COMPANY LTD

Sleeping area: Furnished with western standard mattress, sheets, pillow, locker, carpet, AC & heating, night table, reading light, 13" (minimum) multi-system TV/VCR, shower, western standard toilet and sink (shower/toilet/sink private)
2	OPERATOR Sleeping Quarters: 2 Bedrooms	1 unit, sleeping quarters only, minimum 10' × 25': Furnished with 2 western standard mattresses, sheets, pillow, locker, carpet, AC & heating, night table, reading light, shower, western standard toilet and sink
3	Mud Engineer quarters	1 Unit, including both an office & sleeping area minimum 10' × 40':
Office area: Desk, swivel chair, shelving, stainless steel lab sink, running water.
Sleeping area: Furnished with western standard mattress, sheets, pillow, locker, carpet, AC & heating, night table, reading light, shower, western standard toilet and sink
4	Contract Toolpusher office/quarters	1 Unit, including both an office & sleeping area, minimum 10' × 40'.
Office area: Desk, swivel chair, shelving, refrigerator, sink, coffee maker, microwave oven, full view window, radio communications equipment, photocopy machine.
Sleeping area: Furnished with western standard mattress, sheets, pillow, locker, carpet, AC & heating, night table, reading light, shower, western standard toilet and sink

NINOTSMINDA OIL COMPANY LTD

5	Service Operator personnel quarters.	1 units, minimum 10' × 30' (overall): furnished with 4 desks, 8 chairs and a sofa, carpet, AC & heating, night table, reading light; a western standard toilette and sink.
6	Drilling camp facility	Accommodations and facility in drilling camp for Senior staff to be permanently on site

L RIG INTERCOMMUNICATION SYSTEM

1	Intercommunication system:	Philips MA 100 communication system with 8 stations located at: Operator man’s office, toolpusher’s office, mud engineer’s office, rig floor, choke manifold, shakers, mud mixing facility, and mud pumps
2	Intercommunication system between:	Interfono ISTA / F1 between rig floor & derrick platform.
3	Public address system (type)	Philips MA100.
4	Portable radios	6 (six) Motorola GP900 explosion proof
5	Radio communication for Contractor’s use to and from Campsite	Radio communication HF “SSB” or equivalent 125 WPEP power and frequency 1.6 to 30 MHz
6	Communication to and from Contractor’s bases	One cellular satellite phone with fax Immarsat B ABB Nera.

M Miscellaneous

1	Water pumps (YELLOW DOG)	Two IPC model Delta 120 water pumps driven by 20 hp electric motors 1,000 lt/min.
2	Cellar pump or cellar jetting system	One GORMAN RUPP 6×6 or equivalent water pump driven by 40 hp electric motor 800 gpm.

NINOTSMINDA OIL COMPANY LTD

3	Electric welding machines	One electric welding machine and one diesel welding machine 400 amp.
4	Torch oxygen-acetylene / ossigen propane welding sets	Two each.
5	Water blast cleaning machine	One each SOLE 2000 - 7 gpm @ 120 bar complete with 3/8" hoses and closed gun.
6	Steam cleaning machine	Two fixed SOLE 3000 or equivalent fixed installed in appropriate container with four outside accessible quick connections and sufficient external hoses to reach all the interessed points.
7	Steam cleaning machine (make-type)	Two portable Sole 3000 or equivalent.
8	Wire line slings	As required to handle tubulars
9	Warehouse buildings, workshops	One warehouse barack 9×2.5×2.5 m One mechanic’s workshop 9×2.5×2.5 m with separate section complete of desk and chair One electrician workshop 6×2.5×2.5 m complete with desk and chair.
10	Flair Burner assist system. Auto ignition with diesel or propane	The system is complete with auto ignition by PLG
11	Diesel fuel storage	86 m3 total (two tanks of 30 m3 each + one tank of 26 m3), complete with bunding and centrifugal transfer pump.
12	Potable water tanks capacity	One potable water tank 100 bbls capacity complete with transfer pump in appropiate container.
13	Pipe Rack capacity	5000 m total capacity.

NINOTSMINDA OIL COMPANY LTD

14	Enclosed areas	All the mentioned areas, will be enclosed with Tarpaulin canvans and will have the following total volume air change/hr.: substructure No.12; engines No.6; compressors No.6; mud pumps No.6
15	Air Compressors	Two each Atlas Copco GA 409E, driven by 40 hp electric motors, max. flow rate 296 cu ft/min - max service pressure 140 psi. Two each air vessels 1.5 m3 capacity each .
16	Chemical storage area	One 9×2.5×2.5 m chemical container with 9x4m
17	Mud testing portable lab (make-type)	Baroid Lab # 82100 or equivalent
18	Mouse hole	One 10" OD
19	Rat hole	One 12" OD
20	Mud saver bucket for drill pipe (size)	One Oteco or equivalent complete with adapters for all drill pipe size.
21	Wireline unit on rig floor for deviation surveys	One Mathey surveyor wire line unit complete with 18,000' of 0.092" wire, sheaves and mechanical counter.
22	Deviation Recorder	One Totco Go Devil 1.5/8" OD, 0-8 degree clock running & fishing tools, sinkers bars.
23	Deviation Recorder	One Totco Go Devil 1.5/16" OD, 0-14 degree clock running & fishing tools, sinkers bars.
24	Drillpipe Wiper Rubbers	3 Each: For each size DP provided.
25	Lube-oil storage	See DWG 5827 1A1, unit is bunded
26	Equipment used for rat-hole/mouse-hole preparation.	Rathole digger
27	Boilers	Two ABCO boilers, 4.200 K/cal per hours complete with all stem lines connecting all mud tanks, Koomey room and choke manifold barrack

NINOTSMINDA OIL COMPANY LTD

APPENDIX B

COMPENSATION

1. Rates and fees

Mobilization fee:	1,100,000	USD

Demobilization fee:

i) After the firm well	550,000	USD
ii) After two wells	430,000	USD
iii)In the event Contractor is capable to find a Contract in direct continuity with the last well under progress.	0	USD

A) Operating rate	23,952	USD/Day

B) Standby rate	22,750	USD/Day

C) Repair rate	17,976	USD/Day

D) Remedial rate	10,776	USD/Day

E) Force majeure rate	18,000	USD/Day

F) Force majeure rate without crew	11,976	USD/Day

G) Extended stand by rate.	18,000	USD/Day

H) Extended stand by rate without crew. ( see note*)	8,000	USD/Day

I) Moving rate

a) With crew	15,984	USD/Day
b) Without crew ( ref. art 8.4 option 1)	11,976	USD/Day

• Note: The rate of remuneration for extended stand-by rate without crew will be applicable for the first month only, thereafter will be increased by 1.35 times each following month.

page-54 of 72

NINOTSMINDA OIL COMPANY LTD

2.	Early termination

(a)	Before Commencement date.

•	1,000,000 USD lump sum in the event of early termination of contract before the date when the first load of the Drilling Unit has been mobilized ( this early termination fee shall not apply in the event of early termination in accordance to article 9.5 )

•	1,000,000 USD + Demobilisation fee in the event of early termination of contract after the date when the first load of the Drilling Unit has been mobilized.

(b)	After the spud of the first well and prior the completion of the first well program Contractor shall be reimbursed as per the following formula:

     Early termination fee = ( 120 – N ) x 50% of Operating Rate

Where

120 = planned number of days to complete the firm well
N = where N is the number of days elapsing from the Commencement Date to the early termination date

It is understood that in the event the well program is completed prior the 120 days not early termination fee shall be applicable

3.	Moving between locations

OPTION 1 – Daily Rate Basis

Rata I (Moving Rate) for the moving time plus Hoisting and transportation means at Contractor care and Operator cost plus the applicable handling fee or at Operator care and cost.

To the moving between location at the daily rate remuneration basis the following incentive scheme (Bonus - Malus) shall apply :

Moving performed less than 10 days ( moving location within 20 km )

5,000 USD / day shall be added to the moving rate for each day saved ( pro-rata )

page-55 of 72

NINOTSMINDA OIL COMPANY LTD

Moving performed between 11 and equal to max 13 days

NIL

Moving performed more than 14 days

8,000 USD / day shall be deducted from the moving rate for each day in excess of the 14th day

OPTION 2 - Lump Sum Basis

(a) Up to 20 Km

Lump sum fee 250,000 USD.

(b) Up to 50 Km

Lump sum fee 310,000 USD.

For moving between location in excess of the above indicated 50 km the parties will agree relevant compensation fee.

4. Accommodation and meals.

Breakfast	10 USD/Day
Lunch	15 USD/Day
Dinner	15 USD/Day
Accommodation only	10 USD/Day

5. Additional Personnel

Position	Nationality	USD Day	No. At site.	Assigned
Rig Superintendent	Exp	1,100	1	2
Toolpusher	Exp	1,000	1	2
Tourpusher	Exp	850	1	2
Driller	Exp.	750	2	4
Assistant Driller	Loc.	400	2	4
Chef Mechanic	Exp.	750	1	2
Chef Electrician	Exp.	750	1	2
Welder	Loc.	300	1	2
Derrickman	Loc.	350	2	4
Floorman	Loc.	250	6	12

NINOTSMINDA OIL COMPANY LTD

Position	Nationality	USD Day	No. At site	Assigned
Roustabout	Loc.	200	4	8
Mechanic helper	Loc.	300	1	2
Electrician Helper	Loc.	300	1	2
Interpreter/Radio Operator	Loc.	250	1	2
Forklift/Crane Operator	Loc.	350	1	2
Driver	Loc.	300	1	2

The above daily rates shall be applicable from the moment the personnel arrive at the Operating Area. To the above traveling cost shall be invoiced to Company at Cost.

6. Additional equipment

TBA

NINOTSMINDA OIL COMPANY LTD

APPENDIX C

CONTRACTOR AND OPERATOR’S ITEMS AND RESPONSABILITIES.

			OP =	CON =
			Operator	Contractor
			Provided by	At Cost of
A.		GENERAL

	1.	Required license, permit clearance to enter and/or leave drilling location.	OP	OP

	2.	Required license, permit to operate the drilling in conformity with local legislation.	CON	CON

	3.	Required licenses to utilise import/export materials equipment necessary to the project.	CON	OP

	4.	Furnish and maintain road to location.	OP	OP

	5.	Construction and maintenance of drilling site.	OP	OP

	6.	Restore location	OP	OP

	7.	24 hrs Security at drilling site for personnel	OP	OP

B.		TRANSPORTATION

	1.	Transportation of Operator, and Operator’s third party personnel to and from the Drilling Unit.	OP	OP

	2.	Transportation of Contractor’s personnel and third party Contractor’s personnel to and from the drilling site.	CON	CON

	3.	Mobilisation of the drilling unit to first well site (Lump sum as per Appendix “B”).	CON	OP

	4.	Demobilisation of the drilling unit at conclusion of the Contract (Lump sum as per Appendix “B”).	CON	OP

	5.	Hoisting and transportation means to move the drilling unit between locations.	CON	CON/OP

NINOTSMINDA OIL COMPANY LTD

			OP =	CON =
			Operator	Contractor
			Provided by	At Cost of
	6.	Transportation of Contractor’s supplies and materials including catering equipment to well site.	CON	CON

C.		THIRD PARTY SERVICES

	1.	Electric well logging equipment and services.	OP	OP

	2.	Mud logging equipment and services.	OP	OP

	3.	Mud services.	OP	OP

	4.	Casing running services. ( Power tong / Operator )	OP	OP

	5.	Directional drilling surveys and services. (Only Totco).	CON	CON

	6.	Cementing service, maintenance and rental of cementing unit.	OP	OP

	7.	Coring Services not on rig inventory.	OP	OP

	8.	Well test equipment and services.	OP	OP

	9.	Inspection of Contractor’s DP, DC and other in hole equipment in accordance with API RP 7G and prior to Commencement date.	CON	CON

	10.	Additional inspection of Contractor’s DP, DC and other in hole equipment requested by Operator.	CON	OP

	11.	Waste disposal treatment.	OP	OP

	12.	Food and accommodation for Contractor personnel including 7 Operator personnel .	CON	CON

	13.	Food and accommodation for Operator or third party Operator in excess of 7 personnel. Remuneration as per Schedule C.	CON	OP

D.		MATERIALS AND SUPPLIES

	1.	All bulk and mud chemicals.	OP	OP

	2.	All fuel for Drilling Unit.	OP	OP

	3.	Greases and dope for Contractor’s DP and DC.	CON	CON

	4.	Greases and dope for casing and Operator equipment.	OP	OP

	5.	Greases and lubricants for the Drilling Unit.	CON	CON

NINOTSMINDA OIL COMPANY LTD

			OP =	CON =
			Operator	Contractor
			Provided by	At Cost of
	6.	Drilling water.	OP	OP

	7.	Fresh water appliances for rig toilets	OP	OP

	8.	Potable water.	OP	OP

	9.	Drilling bits and core heads.	OP	OP

	10.	CSG, wellhead, cementing accessories and liner hanger.	OP	OP

	11.	Cement + additives.	OP	OP

	12	Drilling jars and stabilizers	CON / OP	OP

	13	Inspection, repair, loss in hole charges of the above items	CON / OP	OP

	14a.	Screens for shale shaker ( up to 100 mesh )	CON	CON

	14b.	Screens for shale shaker ( finer than 100 mesh )	CON	OP

	15.	Re-billable consumables specifically requested by Operator.	CON	OP

	16.	Communication equipment and services between rig-site and operating base.	OP	OP

E.		DRILLING EQUIPMENT

	1.	Contractor’s equipment as described in the rig in Appendix A, including replacement for normal wear and tear of equipment.	CON	CON

	2.	Equipment and other items required for normal drilling operations and not otherwise treated in this Appendix	CON	CON

	3.	Cranage at drilling site	CON/OP	OP

NINOTSMINDA OIL COMPANY LTD

APPENDIX D

CONTRACTOR’S PERSONNEL

Drilling Personnel – Rig Emsco Ideco E 2.100 n° 5827.

Position	Nationality	Daily/On-shift	No. At site.	Assigned
OFFICE BASED
Project manager	Exp.	Daily	1	1
Purchase officer	Loc	Daily	1	1
Finance administration	Loc	Daily	1	1
Secretary	Loc	Daily	1	1
RIG SITE BASED
Rig Superintendent	Exp	Daily	1	2
Toolpusher	Exp	Daily	1	2
Tourpusher	Exp	Daily	1	2
Driller	Exp.	On-shift	2	4
Assistant Driller	Loc.	On-shift	2	4
Chef Mechanic	Exp.	Daily	1	2
Chef Electrician	Exp.	Daily	1	2
Welder	Loc.	Daily	1	2
Derrickman	Loc.	On-shift	2	4
Floorman	Loc.	On-shift	6	12
Roustabout	Loc.	On-shift	4	8
Mechanic helper	Loc.	Daily	1	2
Electrician Helper	Loc.	Daily	1	2
Interpreter/Radio Operator	Loc.	Daily	1	2
Forklift/Crane Operator	Loc.	Daily	1	2
Driver	Loc.	Daily	1	2

Catering Personnel as necessary.

The above indicated personnel has been considered 24 hours a day as per the following 12 hours shift:

Exp.: 35 on/ 28 off. PM not included on shift.

Local: 14/14.

NINOTSMINDA OIL COMPANY LTD

APPENDIX E

PRE SPUD INSPECTION

5827 DRILLING UNIT INSPECTION: COMMISSIONING AND ACCEPTANCE TESTS PRIOR TO COMMENCEMENT

1.1	Mud Pumps and High Pressure Mud System

1.1	Each pump will be tested up with its supercharging pump, using water, for ONE (1) hours continuously across the choke manifold.

Each pump will be tested up to its rated maximum pressure and speed, depending on the liners installed.

Pressure and stroke counters will be checked wherever installed to verify that readings coincide.

If the pump being tested is stopped for repairs the test will re-commence from the beginning.

1.2	All discharge manifold will be tested to the maximum applicable pressure rating for the liner size installed. (Where applicable discharge manifold should be tested to the rated pressure).

1.3	Choke manifold will be tested to its maximum rated working pressure, with water, for fifteen (15) minutes. Test should be inclusive of Low / High pressure test.

1.4	Floor stand-pipe manifolds, rotary hoses and connections will all tested, with water, to maximum working pressure for fifteen (15) minutes.

Each valve will be tested for approximately six (6) minutes at their maximum working pressures.

Cement lines, manifold and kill lines and manifold will also be tested for fifteen (15) minutes, with water, and each valve for approximately six (6) minutes each to their maximum rated working pressure.

1.5.1	All high pressure tests will be recorded on chart recorders and signed-off by CONTRACTOR’s and OPERATOR’s representatives.

1.2	Mud Treatment and Low Pressure Mud System

2.1	Each centrifugal transfer and mixing pumps will be tested with water continuously for one (1) hour. Transfer of fluids from tank to tank using the various available transfer and mixing lines will be functionally

NINOTSMINDA OIL COMPANY LTD

verified and tested during such time. All valves should be tested to confirm free of leaks.

2.2	Operate and function test the vacuum degasser. Verify vacuum pressure is to specification.

2.3	Operate and function test shakers with water.

2.4	Operate and function desilter, mud-cleaners and desander. Check that suction and discharge lines are correctly positioned. Note that screens of mud-cleaners and/or shakers may deteriorate with excessive testing with water alone. Limit test duration for such equipment.

2.5	Function test agitators and mud guns in all equipped tank. Function and verify transfer options between tanks. Verify that mud tank measuring and gain/loss equipment is operating correctly and has been correctly calibrated. Check tank measuring devices such that they are correctly calibrated. Verify diesel supply lines, rates of supply and transfer options between tanks. Check that a volumetric counter is available and that it is correctly calibrated.

3.0	Bulking Plant (if supplied)

3.1	Test air lines and valves. Check for leaks.

3.2	Test silos at their rated pressures with air.

3.3	Using 15 tones of Barytes function transfers from silo to silo Check load cell calibration, time for transfer and amount of barytes left untransferred by the end of the test.

4.0	Blow Out-Preventers and Well Control Equipment

4.1	Each preventer unit shall be function tested and times, pressure and volumes of control fluid required recorded. Function tests will be carried out from the BOP control unit, Driller’s remote panel and other remote panel (if any) for each preventer and hydraulically controlled valve.

4.2	Each preventer will be pressure tested for fifteen (15) minutes with water. Test should be carried out at low pressure for five (5) minutes and ten (10) minutes at the rated pressure.

4.3	Fill the trip tank and check the calibration. Check the operation of fill-up pump, valving and dump valve.

NINOTSMINDA OIL COMPANY LTD

5.0	BOP Control Unit

5.1	Following verification of pre-charge pressure the BOP control unit will be charged to its working pressure utilising air and electric pumps. The time taken to reach working pressure shall be noted and recorded and confirmed within specification. The control unit will then be purged to its pre-charge pressure and then, using the electric pump or pumps only, charged to its working pressure and the time taken noted and recorded and confirmed within specification. The control unit will then be purged again to its pre-chare pressure and then, using the air pump or pumps only, charged to its working pressure and the time taken noted and recorded and confirmed within specification.

5.2	Place a pup-joint across the annular preventer and disconnect the air and electric charge pumps. Observe and record the pressure in the control unit. Close all the preventers sequentially in the stack noting and recording the times for each preventer to close and the quantity of hydraulic fluid used to operate the closing of each preventer. Note and record residual pressures in the control unit and confirmed these with manufactures performance characteristics.

Re-connect the air and electric pumps and recharge the unit to its working pressure. Note and record the time taken for the unit to achieve its working pressure. Note and record the pressures at which the pumps stop and start.

6.0	Hoist and Mast Equipment

6.1	Hoist will be worked, without load, at each speed.

6.2	Catheads will be functioned and oil and air pressures checked and calibrated. Torque measuring equipment will be checked and calibrated.

6.3	Check auxiliary brake and crown block protection device.

6.4	Check all measuring devices and calibrate if necessary.

6.5	Operate the stabbing board.

7.0	Rotary Table

7.1	Operate the rotary table for one (1) hour under no load at various speeds.

Check the rotary lock

NINOTSMINDA OIL COMPANY LTD

Calibrate the rotary torque measurement device and the rotary speed counter.

8.0	Equipment and Spare Part Inventory

8.1	A full inventory of the contractual list of equipment will be taken and verified by OPERATOR’s representative with the aid of CONTRACTOR’s representative.

8.2	CONTRACTOR’s inventory of spare parts will be inspected by OPERATOR’s representative.

9.0	Certification

9.1	Availability of Inspection certificates for downhole and major hoisting equipment.

NINOTSMINDA OIL COMPANY LTD

APPENDIX F

PAYMENTS GUARANTEE

Summary:

CONFIRMED IRREVOCABLE STAND - BY LETTER OF CREDIT FORMAT 1

CONFIRMED IRREVOCABLE STAND - BY LETTER OF CREDIT FORMAT 2

CONFIRMED IRREVOCABLE STAND - BY LETTER OF CREDIT FORMAT 3

NINOTSMINDA OIL COMPANY LTD

     IRREVOCABLE STAND - BY LETTER OF CREDIT FORMAT 1

          ...........................

          ( Issuing Bank: H.S.B.C)

(Advising Bank: H.S.B.C. Milan Branch)

RE : OUR IRREVOCABLE STAND - BY LETTER OF CREDIT N°...............

     By order and for the account of ......................- hereafter referred to as COMPANY, we issue an Irrevocable Stand - By Letter of Credit N°.......... in favour of SAIPEM S.P.A. -Via Martiri di Cefalonia, 67 - San Donato Mil.se, Milano, Italy-, hereafter referred to as Saipem for the amount of USD 1,100,000 (One Million and one hundred thousand United States Dollars). The validity of this Stand - By Letter of Credit is up to July 15th, 2005.

Funds under this credit will be available to you on first demand upon our receipt of the following documents:

a) Your original statement purpotedly signed by an authorized representative of Saipem stating “COMPANY has failed to comply with the payment conditions of the drilling contract dated......... with Saipem S.p.A., therefore we draw USD 1,100,000 under Stand-By letter of credit n° ........ issued in our favor by Issuing bank ” ;

b) Copy of invoice issued to COMPANY for mobilisation services rendered under the Drilling Contract dated ........between Saipem and COMPANY.

Reference to the drilling contract is for information purposes only and its terms and conditions are not incorporated in this Stand-By letter of credit.

NINOTSMINDA OIL COMPANY LTD

Partial drawings are not permitted.

This credit is not transferable. Credit and rights under this Standby Letter of Credit shall not be assigned. For the avoidance of doubt, nothing in this Standby Letter of Credit shall confer on any third party any benefit or the right to enforce any terms of this Standby letter of Credit

All fees and commissions inside and outside the country of issue are for the account of the COMPANY.

This Stand - By Letter of Credit is subject to the Uniform Custom and Practice for Documentary Credits ( 1993 revision ), International Chamber of Commerce Publication N° 500.

Any matter not covered by these rules shall be governed by English law and any dispute arising out of this Stand-By letter of credit or its performance shall be subject to the exclusive jurisdiction of the Court of London without regard to the conflict of law rules thereof.

We hereby engage with you that payment will be duly made at sight at your counters against documents presented in conformity with the terms of this Stand-By letter of credit.

NINOTSMINDA OIL COMPANY LTD

IRREVOCABLE STAND - BY LETTER OF CREDIT FORMAT 2

     (Issuing Bank: H.S.B.C.)

(Advising Bank: H.S.B.C. Milan Branch)

RE : OUR IRREVOCABLE STAND - BY LETTER OF CREDIT No...............

     By order and for the account of ....................- hereafter referred to as COMPANY, we issue an Irrevocable Stand - By Letter of Credit N°.......... in favour of SAIPEM S.P.A. -Via Martiri di Cefalonia, 67 - San Donato Mil.se, Milano, Italy-, hereafter referred to as Saipem up to Amount of USD 2,250,000 (Two Millions and two hundred and fifty thousand United States Dollars).

The validity of this Stand - By Letter of Credit is up to October 30th, 2005.

Funds under this credit will be available to you on first demand upon our receipt of the following documents:

a) Your original statement purpotedly signed by an authorized representative of Saipem stating “COMPANY has failed to comply with the payment conditions of the drilling contract dated......... with Saipem S.p.A., therefore we draw up to Amount of USD 2,250,000 (Two Millions and two hundred and fifty thousand United States Dollars) under Stand-By letter of credit n° ........ issued in our favor by Issuing bank”;

b) Copy of invoice(s) issued to COMPANY for drilling services rendered under Contract dated..... between Saipem and COMPANY.

NINOTSMINDA OIL COMPANY LTD

Reference to the drilling contract is for information purposes only and its terms and conditions are not incorporated in this letter of credit.

Partial drawings are permitted.The total amount of this Standby Letter of Credit shall be reduced accordingly to reflect the partial drawings if any.

This credit is not transferable.Credit and rights under this Standby Letter of Credit shall not be assigned. For the avoidance of doubt, nothing in this Standby Letter of Credit shall confer on any third party any benefit or the right to enforce any terms of this Standby letter of Credit

All fees and commissions inside and outside the country of issue are for the account of the COMPANY

This Stand - By Letter of Credit is subject to the Uniform Custom and Practice for Documentary Credits ( 1993 revision ), International Chamber of Commerce Pubblication N° 500.

Any matter not covered by these rules shall be governed by English law and any dispute arising out of this Stand-By letter of credit or its performance shall be subject to the exclusive jurisdiction of the Court of London without regard to the conflict of law rules thereof.

We hereby engage with you that payment will be duly made at sight at your counters against documents presented in conformity with the terms of this Stand-By letter of credit.

NINOTSMINDA OIL COMPANY LTD

      IRREVOCABLE STAND - BY LETTER OF CREDIT FORMAT 3

     (Issuing Bank:H.S.B.C.)

(Advising Bank: H.S.B.C. Milan Branch)

RE : OUR IRREVOCABLE STAND - BY LETTER OF CREDIT No...............

     By order and for the account of ......................- hereafter referred to as COMPANY, we issue an Irrevocable Stand - By Letter of Credit N°.......... in favour of SAIPEM S.P.A. -Via Martiri di Cefalonia, 67 - San Donato Mil.se Milano, Italy-, hereafter referred to as Saipem for the amount of USD 550.000,00 (Five hundred and fifty Thousand United States Dollars).

The validity of this Stand - By Letter of Credit is up to December 30th, 2005.

Funds under this credit will be available to you on first demand upon our receipt of the following documents:

a) Your original statement purpotedly signed by an authorized representative of Saipem stating “COMPANY has failed to comply with the payment conditions of the drilling contract dated......... with Saipem S.p.A., therefore we draw USD 550,000 under Stand-By letter of credit n° ........ issued in our favor by Issuing bank ”;

b) Copy of invoice issued to COMPANY for demobilisation services rendered under the Drilling Contract dated......... between Saipem and COMPANY.

NINOTSMINDA OIL COMPANY LTD

Reference to the drilling contract is for information purposes only and its terms and conditions are not incorporated in this Stand-by letter of credit.

Partial drawings are not permitted.

This credit is not transferable. Credit and rights under this Standby Letter of Credit shall not be assigned. For the avoidance of doubt, nothing in this Standby Letter of Credit shall confer on any third party any benefit or the right to enforce any terms of this Standby letter of Credit

All fees and commissions inside and outside the country are for the account of the COMPANY

This Stand - By Letter of Credit is subject to the Uniform Custom and Practice for Documentary Credits ( 1993 revision ), International Chamber of Commerce Pubblication N° 500.

Any matter not covered by these rules shall be governed by English law and any dispute arising out of this Stand-By letter of credit or its performance shall be subject to the exclusive jurisdiction of the Court of London without regard to the conflict of law rules thereof.

We hereby engage with you that payment will be duly made at sight at your counters against documents presented in conformity with the terms of this Stand-By letter of credit.